Filed pursuant to Rule 424(b)(1)
                                                     Registration No. 333-184611

                                   PROSPECTUS

                          ARROW CARS INTERNATIONAL INC.

                             SHARES OF COMMON STOCK

                                 $.40 PER SHARE

              12,500,000 SHARES MAXIMUM - 2,500,000 SHARES MINIMUM

     Arrow Cars International Inc. ("Company") is offering on a best-efforts basis a maximum of 12,500,000 shares of its common stock at a price of $.40 per share. The shares are offered on a self-underwritten, "best efforts," directly through our officers and directors. The shares will be offered at a fixed price of $.40 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares required to be purchased by an investor. We intend to open a standard bank checking account at Wells Fargo Bank to be used only for the deposit of funds received from the sale of shares in this offering. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     We are offering a minimum of 2,500,000 up to a maximum of 12,500,000 shares of our common stock in a direct public offering on a best efforts basis, without any involvement of underwriters or broker-dealers. The offering price is $.40 per share. In the event that 2,500,000 shares are not sold within 180 days, all money received by us will be promptly returned to you without interest or deduction of any kind. In the event that the maximum of 12,500,000 shares of our common stock are sold prior to 180 days after the date of our prospectus, we will terminate this offering. The maximum time during which shares may be sold pursuant to this offering is 180 days from the date of our prospectus. We will not extend this offering beyond such 180 day period. See "Use of Proceeds" and "Plan of Distribution."

     No commission or other compensation related to the sale of the shares will be paid to our officers and directors. Our officers and directors will not register as a broker-dealer with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act. The intended methods of communication include, without limitation, telephone and personal contact. For more information, see the section titled "Plan of Distribution" herein.

     No officer and director of the issuer or any affiliated parties thereof will purchase shares in this offering.

     Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment.

     Prior to this offering, there has been no public market for our common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have our shares of common stock quoted on the Over the Counter Bulletin Board operated by the Financial Industry Regulatory Authority ("FINRA"). There is no assurance that our shares will ever be quoted on the Over the Counter Bulletin Board.

     We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 ("JOBS Act") and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to our discussions under "Summary of Our Offering" on page 5 and "Risk Factors" on page 7.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING AT PAGE 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                               Underwriting
                   Number of      Offering     Discounts and      Proceeds to
                    Shares          Price       Commissions       the Company
                    ------          -----       -----------       -----------

Per Share                  1        $ .40          $0.00          $      .40
Maximum           12,500,000        $ .40          $0.00          $5,000,000
Minimum            2,500,000        $ .40          $0.00          $1,000,000

     We do not intend to use this offering prospectus before the effective date of our registration statement.

                  The date of this prospectus is July 11, 2013.

                                                                        Page No.
                                                                        --------
SUMMARY OF OFFERING                                                        3

RISK FACTORS                                                               7

TAX CONSIDERATIONS                                                        14

USE OF PROCEEDS                                                           14

DETERMINATION OF OFFERING PRICE                                           15

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES                             15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                  16

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING                               17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF DEVELOPMENT STAGE ACTIVITIES                                  20

BUSINESS                                                                  34

MANAGEMENT                                                                40

EXECUTIVE COMPENSATION                                                    42

PRINCIPAL SHAREHOLDERS                                                    43

DESCRIPTION OF SECURITIES                                                 44

CERTAIN RELATIONSHIPS AND TRANSACTIONS                                    45

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION            45

EXPERTS                                                                   45

LEGAL MATTERS                                                             46

AVAILABLE INFORMATION                                                     46

FINANCIAL STATEMENTS                                                      46

                             SUMMARY OF OUR OFFERING

     You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this prospectus. In this prospectus, unless the context otherwise denotes, references to "we," "us," "our," "Arrow Cars" and "Company" are to Arrow Cars International Inc. and our wholly-owned subsidiary, Arrow Cars SL.

OUR BUSINESS

     We were incorporated on March 8, 2012, in the State of Florida. On April 1, 2012, we acquired 100% of the shares of Arrow Cars SL, a Spanish corporation, pursuant to a Plan and Agreement of Reorganization ("Reorg Plan"). Pursuant to the Reorg Plan, we issued a total of 27,000,000 restricted shares of common stock to three shareholders of Arrow Cars SL. We exchanged 8,982 shares of our common stock for each one (1) registered share of Arrow Cars SL. The 27,000,000 shares of common stock issued under the Reorg Plan were issued to the following persons in the amounts set forth opposite their respective names:

     Jeremy Dean Harris                  17,550,000 shares
     Nicholas Paul Hill                   5,400,000 shares
     Sergio Perez Conejo                  4,050,000 shares

     Total Shares Issued                 27,000,000 shares

     We have three business models, which provide varying solutions for the difficulties in acquiring a vehicle for both business and personal use.

     Model No.  1 - "AutoOasis - Easy Car Leasing"

     Under our brand name "AutoOasis - Easy Car Leasing," Arrow Cars provides rental vehicles for long term use (28 days minimum lease) as an alternative to conventional methods of vehicle acquisition (i.e., leasing, purchasing via bank or manufacturer loans, or conventional auto rental). We do not conduct credit score checks or require credit card payments, so our clients, who are unwilling or unable to raise financing can still drive a modern, safe, economical vehicle, which may be exchanged for a new vehicle every 12 months. Model No. 1 is designed for the customer who does not want to own the vehicle so the customer does not own the leased vehicle at the end of the rental period.

     Model No.  2 - "AutoOasis - Rent to Own"

     After the vehicle has been leased for between 12 and 36 months under our AutoOasis - Easy Car Leasing program, the vehicle is then transferred to our "AutoOasis - Rent to Own" program. Customers choosing to use our AutoOasis - Rent to Own service make an initial deposit of approximately 30% of the vehicle value, followed by 36 monthly payments. One of our more popular vehicle models is the Skoda Fabia 1.4 TDI. Our current "Easy Car Leasing" 28 day rental rate for an economy group vehicle like the Skoda Fabia 1.4 TDI is $526. The AutoOasis
- Rent to Own monthly rental rate for the same group of vehicles over 36 months is $316, including insurance of approximately $54 per month and maintenance of approximately $68 per month. The monthly maintenance expenses will obviously vary depending on mileage, wear and tear of a particular vehicle. Once the 36 month Rent to Own contract has expired, ownership of the vehicle is transferred to the customer. We do not conduct credit score checks or require credit card payments, so our clients, who are unwilling or unable to obtain financing, can still drive a modern, safe, economical vehicle while participating in our AutoOasis - "Rent to Own" program.

     Model No.  3 - "Try Before You Buy"

     We also offer a "Try Before You Buy" service whereby a customer who is interested in one of our AutoOasis Rent to Own vehicles can rent the car they are interested in for a 28 day trial period. If the customer is happy with the vehicle after the 28 day trial period, then the customer can "Rent to Own" it. If after the 28 day trial period, the customer does not like the vehicle, then the customer can simply return the vehicle to us. We believe our "Try Before You Buy" program increases the "peace of mind" for our customers in making a major financial decision and helps to maximize our fleet utilization by reducing the "down time" of each vehicle.

CURRENT OPERATIONS

     We are based on the Costa del Sol, Spain and our client base spreads north and east to Madrid and Costa Blanca, Spain. We call our car rental program, "AutoOasis Easy Car Leasing." We currently have a fleet of 124 vehicles, 84 of which are deployed in our long term rental business and 40 of which are deployed in our rent-to-own business. We call our "rent to own" program, "AutoOasis Rent to Own." Our long term rental fleet consists primarily of vehicles from the current and immediately preceding model years. We purchase our vehicles through auto dealers and finance our vehicle acquisitions through a number of credit facilities.

     Once the vehicles in our AutoOasis Easy Car Rental program are between one and three years old, we deploy them to our AutoOasis "Rent to Own" program where we sell them under a rent to own contract of 36 months duration (with no credit checks and the option to return the car, if necessary, without penalty if the contract purchaser's circumstances change, such as when the customer can no longer meet the monthly payments due to lack of employment or their own business' poor performance. In any case, the customer can return the vehicle at any time and for any reason without penalty.

     We believe that our "Rent to Own" program offers us additional benefits:

     1. Allows us to maintain a modern fleet of rental cars, while providing us the ability to dispose of older vehicles at better prices than we would likely realize as trade-in value or from sales to third parties In Spain, trade in values are lower than retail values.
     2. Provides another income stream due to the financing, insurance and maintenance profit realized from the "Rent to Own" contracts.

     Our long term rentals range from four weeks (28 days). Our long term contracts are generally 28 day renewal contracts. We rent our cars for $420 to $800 per four weeks depending on car size and available options, as well as length of the rental contract. Since 2005, the average long term rental for our cars has been seven months. Since acquiring our own fleet in July 2009, the average 28 day rental amount for our cars has been $495 and our average fleet utilization has been 92%.

     Our car rental fleet consists of cars manufactured by Seat (Leon, Ibiza, Altea and Exeo) and Skoda (Fabia). Seat and Skoda are owned by VAG (Volkswagen Audi Group) and are assembled in the country of the brand origin. Our Kangoo cars are manufactured by Renault. Our Doblo and Panda cars are manufactured by Fiat.

HOW DOES AUTOOASIS "EASY CAR LEASING" WORK?

     1)   The customer chooses their preferred vehicle.
     2) The customer provides us with (a) current driving permit, (b) valid passport and (c) proof of address.
     3) A $200 security deposit is paid along with the first 28 day rental payment (payment in advance before taking the vehicle).
     4) The customer either (a) returns the vehicle at the end of the contract or (b) renews the contract for another 28 day period and so on for as long as the customer's wishes (payment is taken before a new rental contract is executed).

     The customer can exchange for a larger, smaller or more economical vehicle at any time, according to their requirements (subject to availability).

     All insurance costs, maintenance costs, and a replacement vehicle (in the event of a breakdown or accident) are included in the rental price. The customer DOES NOT OWN the car at the end of the contract.

HOW AUTOOASIS "RENT TO OWN" WORKS?

     1)   The customer chooses their preferred vehicle.
     2) A 30% deposit (of the value of the car) is paid upfront; the balance is paid in 36 monthly PAYMENTS - THE DEPOSIT ACTS AS A "FILTER,"
          CONFIRMING THE CLIENT CAN (A) AFFORD THE CAR AND (B) GAIN "PRIDE OF OWNERSHIP," INSURING THE CLIENT WILL TREAT THE CAR WITH RESPECT.

     3) To be sure the vehicle is correctly insured, full insurance is provided by Arrow Cars at the customer's expense. The customer can choose to pay either annually or monthly (another income stream).
     4) To be sure the vehicle is correctly maintained, servicing and repairs are undertaken by Arrow Cars at the customer's expense. Payment for maintenance, servicing and repairs is either due when a service is performed or monthly in advance by signing a service schedule contract (another income stream to us).
     5) Upon receipt of the final payment, ownership of the vehicle is transferred to the customer.

     6) Once the "Rent to Own" contract has expired, the customer can choose to return the vehicle and pick up another car from the AutoOasis Rent to Own fleet and begin the rent to own process again. The value of vehicles returned to us from the "Rent to Own" program will be determined according to the mileage, condition, age, market value and cost of repairs, etc. The value of the returned vehicle will be used to offset the deposit required to begin a new "Rent to Own" contract. If the value of the returned vehicle is less than the initial 30% deposit required for the "Rent to Own" program, the customer will have to make up the difference by paying additional cash. If the value of the returned vehicle is greater than the initial 30% deposit, the extra amount will be deducted from the "Rent to Own" contract by either reducing the total contract period or reducing monthly rental amounts, whichever the customer desires. The returned car will be restored to a saleable condition and be "resold" under a new "Rent to Own" contract.

     For our fiscal year ended December 31, 2012 and 2011, we realized a net loss of $75,625 and $318,607 respectively. For the three month period ended March 31, 2013 and March 31, 2012, we realized a net profit / (loss) of $(8,287), and $15,669, respectively.

     Our monthly "burn rate," the amount of expenses we expect to incur on a monthly basis, is approximately $40,000 during the 180 days during which this offering will be made. We will fund these expenses from our normal operations.

     In order to complete our plan of operations, we estimate that $1,000,000 in gross funds from this offering will be required. The source of such funds is anticipated to be the gross proceeds from this offering. If we fail to generate $1,000,000 from this offering, we may not be able to fully carry out our plan of operations.

     Assuming we raise the minimum amount of $1,000,000 in this offering, we believe we can satisfy our cash requirements during the next 12 months and begin to implement our business plan, but at a slower pace than if we raise the maximum amount in this offering.

     Assuming we raise the maximum amount of $5,000,000 in this offering, we believe we can fully implement our business plan.

EMERGING GROWTH COMPANY STATUS

     We are an "emerging growth company," as defined in the JOBS Act. For so long as we are an "emerging growth company," we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory "say-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation.

     Under the JOBS Act, we will remain an "emerging growth company" until the earliest of:

     * The last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
     * The last day of the fiscal year following the fifth anniversary of the completion of this offering;
     * The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

     * The date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934 ("Exchange Act"). We will qualify as a large accelerated filer as of the first day of the fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

     Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the decision to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to our discussion on page 7 under "Risk Factors" of the effect on our financial statements of such election.

     We believe the proceeds from the offering will allow us to operate for at least twelve months, whether the minimum or maximum is raised. However, the extent of our operations will be less if we only raise the minimum. Our principal and executive offices are located at Calle del Escritor Herrera Santaolalla , No. 2, Churriana, 29140 Malaga, Spain.

     Our telephone number is + (34) 952623297. Our corporate website is www.autooasiseurope.com.

     Our fiscal year end is December 31.

THE OFFERING

Following is a brief summary of this offering:

Securities being offered:     A minimum of 2,500,000  shares of common stock and
                              a maximum of 12,500,000 shares of common stock

Offering price per share:     $.40

Offering period:              The shares are being  offered  for a period not to
                              exceed  180 days.  In the event we do not sell the
                              minimum of 2,500,000  shares before the expiration
                              date of the  offering,  all funds  raised  will be
                              promptly   returned  to  the  investors,   without
                              interest or deduction.

Net proceeds to our           Approximately   $1,000,000  assuming  the  minimum
company:                      number   of   shares   is   sold.   Approximately,
                              $5,000,000, assuming the maximum number of shares is sold.

Use of  proceeds:             We intend to use the  proceeds to pay for offering
                              expenses, the implementation of our business plan and for working capital.

Number of shares outstanding
before the offering:          30,450,000

Number of shares outstanding
after the offering if the
minimum 2,500,000 shares
are sold:                     32,950,000

Number of shares outstanding
after the offering if all
12,500,000 shares are sold:   42,950,000

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND YOU SHOULD BE ABLE TO BEAR THE COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN WHEN EVALUATING OUR COMPANY AND OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND INVESTORS COULD LOSE ALL OR A PART OF THE MONEY PAID TO BUY OUR COMMON STOCK.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus may be considered forward-looking statements. The forward-looking statements contained herein are subject to known assumptions and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by any such forward-looking statements. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. These statements may be identified by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "anticipates," "will," "should," "could," "may," "would," "intends," "projects," "estimates," "plans," and similar words, expressions or phrases. The following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

     * the high level of competition in the vehicle rental industry and the impact such competition may have on pricing and rental volume;
     * an increase in our fleet costs as a result of an increase in the cost of new vehicles, disruption in the supply of new vehicles, and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;
     * any reduction in travel demand, including any reduction in airline passenger traffic;
     *    any weakness in economic conditions generally;
     * our ability to continue to achieve and maintain cost savings and successfully implement our business strategies;
     * our ability to obtain financing for our operations, including the funding of our vehicle fleet;
     * an occurrence or threat of terrorism, pandemic disease, natural disasters or military conflict in the locations in which we operate;
     * our dependence on third-party distribution channels, third-party suppliers of other services and co-marketing arrangements with third parties;
     *    our ability to accurately estimate our future results;
     *    a  major  disruption  in our  communication  networks  or  information systems;
     *    our exposure to uninsured claims in excess of historical levels;
     *    our  failure  or  inability  to  comply  with  laws,   regulations  or
          contractual obligations or any changes in laws, regulations or contractual obligations, including with respect to personally identifiable information;
     * any impact on us from the actions of our licensees, dealers and independent contractors;
     * substantial increases in the cost, or decreases in the supply, of fuel, vehicle parts, energy, labor or other resources on which we depend to operate our business;
     * risks related to tax obligations and the effect of future changes in accounting standards;
     * risks related to future acquisitions or investments that we may pursue, including any incurrence of incremental indebtedness to help fund such transactions and our ability to promptly and effectively integrate any acquired businesses; and
     * other business, economic, competitive, governmental, regulatory, political or technological factors affecting our operations, pricing or services.

     We operate in a continuously changing business environment and new risk factors emerge from time to time. New risk factors, factors beyond our control, or changes in the impact of identified risk factors may cause actual results to differ materially from those set forth in any forward-looking statements.
Accordingly,   forward-looking  statements  should  not  be  relied  upon  as  a prediction of actual results. The discussion and analysis contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in this prospectus may contain forward-looking statements and involve uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such statements are based upon assumptions and known risks and uncertainties. Although we believe that our assumptions are reasonable, any or all of our forward-looking statements may prove to be inaccurate and we can make no guarantees about our future performance. Should unknown risks or uncertainties materialize or underlying assumptions prove inaccurate, actual results could materially differ from past results and/or those anticipated, estimated or projected. Except to the extent of our obligations under the federal securities laws, we undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

                          RISKS RELATED TO OUR BUSINESS

     WE ARE AN "EMERGING GROWTH COMPANY" AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO "EMERGING GROWTH COMPANIES" COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

     We are an "emerging growth company," as defined in the JOBS Act, and, for so long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may remain an "emerging growth company" for up to five full fiscal years following our initial public offering or until the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer," as defined in Rule 12b-2 of the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period..

     In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided by
Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

     We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result of our reduced disclosures, there may be less active trading in our common stock (assuming a market ever develops) and our stock price may be more volatile.

     Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

     BECAUSE WE HAVE ELECTED TO DEFER COMPLIANCE WITH NEW OR REVISED ACCOUNTING STANDARDS, OUR FINANCIAL STATEMENT DISCLOSURE MAY NOT BE COMPARABLE TO SIMILAR COMPANIES.

     We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

     OUR STATUS AS AN "EMERGING GROWTH COMPANY" UNDER THE JOBS ACT MAY MAKE IT MORE DIFFICULT TO RAISE CAPITAL AS AND WHENWE NEED IT.

     Because of the exemptions from various reporting requirements provided to us as an "emerging growth company" and because we will have an extended transition period for complying with new or revised accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

     WE DO NOT HAVE AN INDEPENDENT AUDIT OR COMPENSATION COMMITTEE, THE ABSENCE OF WHICH COULD LEAD TO CONFLICTS OF INTEREST OF OUR OFFICERS AND DIRECTORS AND WORK AS A DETRIMENT TO OUR SHAREHOLDERS.

     We do not have an independent audit or compensation committee. The absence of an independent audit and compensation committee could lead to conflicts of interest of our officers and directors, which could work as a detriment to our shareholders.

     THE HIGH LEVEL OF COMPETITION IN THE VEHICLE RENTAL INDUSTRY MAY LEAD TO REDUCED RENTAL VOLUMES AND INCREASED PRICING PRESSURE, WHICH COULD HAVE AN ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS.

     The vehicle rental industry in Spain is highly competitive. We believe that price is one of the primary competitive factors in the vehicle rental industry in Spain. Our competitors may seek to compete aggressively on the basis of pricing. We risk losing rental volume to the extent that our competitors reduce their pricing and we do not match or remain within a reasonably competitive margin of our competitors pricing, or if price increases we seek to implement make us less competitive. We could be further impacted if we are unable to adjust the size of our rental fleet in response to fluctuations in demand.

     WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR BUSINESS STRATEGIES.

     For 2013, our objective is to focus on growing our business profitably, strengthening our position as a provider of vehicle rental services and maintaining and enhancing efficiencies achieved through process improvement and other actions, including certain core strategic initiatives, expanding our revenue sources, capturing incremental profit opportunities, and controlling costs and promoting efficiencies. If we are unsuccessful in implementing these initiatives, our financial condition, results of operations and cash flows could be adversely affected.

     WE FACE RISKS RELATED TO LIABILITY AND INSURANCE.

     Our businesses expose us to claims for personal injury, death and property damage related to the use of our vehicles. We may become exposed to uninsured liability at levels in excess of our historical levels resulting from unusually high losses or otherwise. In addition, liabilities in respect of existing or future claims may exceed the level of our reserves and/or our insurance, which could adversely impact our financial condition and results of operations. Furthermore, insurance with unaffiliated carriers may not continue to be available to us on economically reasonable terms or at all. Should we experience significant liability for which we did not plan, our results of operations and financial position could be negatively impacted.

     CHANGES IN THE LAWS AND REGULATIONS IN THE JURISDICTIONS IN WHICH WE OPERATE, INCLUDING LAWS AND REGULATIONS RELATING TO THE ENVIRONMENT, INSURANCE PRODUCTS THAT WE MAY SELL, CONSUMER PRIVACY, DATA SECURITY, EMPLOYMENT MATTERS, TAXES, AUTOMOBILE-RELATED LIABILITY AND INSURANCE RATES COULD AFFECT OUR OPERATIONS, DISRUPT OUR BUSINESS, INCREASE OUR EXPENSES OR OTHERWISE HAVE AN ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS.

     We are subject to a wide variety of laws and regulations in Spain and in the United States and changes in the level of government regulation of our business have the potential to materially alter our business practices, financial position and results of operations. Depending on the jurisdiction, those changes may come about through the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official.

     Optional insurance products that we may offer to renters in the United States, including, but not limited to, supplemental liability insurance, personal accident insurance and personal effects protection, are regulated under state laws governing such products. Any changes in U.S. or international laws that change our operating requirements with respect to optional insurance products could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue and profitability.

     The U.S. Congress and other legislative and regulatory authorities in the United States and internationally have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our fleet and/or other costs could increase, and our business could be adversely affected.

     WE FACE RISKS ARISING FROM OUR HEAVY RELIANCE ON COMMUNICATIONS NETWORKS AND CENTRALIZED INFORMATION SYSTEMS.

     We rely heavily on information systems, including our reservation system, to accept reservations, process rental and sales transactions, manage our fleet of vehicles, account for our activities and otherwise conduct our business. We have centralized our information systems, and we rely on communications service providers to link our systems with the business locations these systems were designed to serve. A failure of a major system, or a major disruption of communications between the system and the locations it serves, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise adversely affect our ability to manage our business effectively. Our systems' business continuity plans and insurance programs seek to mitigate such risks but they cannot fully eliminate the risk that a disruption could be experienced in any of our information systems.

     ANY FAILURE BY US TO PROTECT CONFIDENTIAL INFORMATION OF OUR CUSTOMERS AGAINST SECURITY BREACHES, INCLUDING CYBER-SECURITY BREACHES, COULD DAMAGE OUR REPUTATION AND SUBSTANTIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     Third parties may have the technology or expertise to breach the security of our customer transaction data and our security measures may not prevent physical security or cyber-security breaches, which could result in substantial harm to our business, our reputation and our results of operations. We rely on encryption and/or authentication technology licensed and, at times, administered by third parties to effect secure transmission of confidential information, including credit card numbers. Our outsource agreements with third-party service providers generally require that providers have adequate security systems in place to protect all of our customer transaction data. However, advances in computer capabilities, new discoveries in the field of cryptography or other cyber-security developments could render our security systems and technology or those employed by our third-party service providers vulnerable to a breach. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Cyber-security risks such as malicious software and attempts to gain unauthorized access to data are rapidly evolving and could lead to disruptions in our reservation system or other data systems, unauthorized release of confidential or otherwise protected information or corruption of data. Any successful efforts by individuals to infiltrate, break into, disrupt, damage or otherwise steal from the Company's, its licensees' or its third-party service providers' security or information systems could damage our reputation and brand and expose us to a risk of loss or litigation and possible liability that could substantially harm our business and results of operations.

     In addition, the industry that regulates the usage of credit and debit cards (the Payment Card Industry, or the "PCI") imposes strict customer credit card data security standards to ensure that our customers' credit card information is protected. Failure to meet the PCI data security standards could result in substantial increased fees to credit card companies, other liabilities and/or loss of the right to collect credit card payments, which could adversely impact our operations. Failure to protect customer credit card and other information can also result in governmental investigations or material civil or criminal liability.

     WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD IMPAIR OUR FINANCIAL CONDITION AND ADVERSELY AFFECT OUR ABILITY TO REACT TO FUTURE CHANGES IN OUR BUSINESS.

     As of March 31, 2013, our total debt was approximately $967,911 and we had $12,278 of available letter of credit and borrowing capacity under our senior credit facilities. Our indebtedness could have important consequences, including:

     * limiting our ability to borrow additional amounts to fund working capital, capital expenditures, debt service requirements, execution of our business strategy or acquisitions and other purposes;
     * requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce the funds available to us for other purposes; and
     * making us more vulnerable to adverse changes in general economic, industry and competitive conditions, as well as changes in government regulation and changes to our business.

     Our ability to satisfy and manage our debt obligations depends on our ability to generate cash flow and on overall financial market conditions. To some extent, this is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations to permit us to pay principal, premium, if any, or interest on our debt obligations. If we are unable to generate sufficient cash flow from operations to service our debt obligations and meet our other cash needs, we may be forced to reduce or delay capital expenditures, sell or curtail assets or operations, seek additional capital or seek to restructure or refinance our indebtedness. If we must sell or curtail our assets or operations, it may negatively affect our ability to generate revenue.

     IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR STOCK.

     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We will strive to adopt and implement effective internal controls and maintain the effectiveness of our internal controls in the future.

     WE ARE VULNERABLE TO THE CURRENT ECONOMIC CRISIS WHICH MAY NEGATIVELY AFFECT OUR PROFITABILITY AND ABILITY TO CARRY OUT OUR BUSINESS PLAN.

     We are currently in a severe worldwide economic recession. Runaway deficit spending by the Spanish and United States governments and other countries further exacerbates the Spanish, United States and worldwide economic climate and may delay or possibly deepen the current recession. Currently, a lot of economic indicators, such as rising gasoline and commodity prices, suggest higher inflation, dwindling consumer confidence and substantially higher taxes. These possibilities could affect our company's growth. The continuing recession in Spain is placing severe constraints on the ability of all companies, particularly smaller ones like Arrow Cars, to raise capital, borrow money, operate effectively and profitably and to plan for the future. High levels of unemployment and the current austerity measures in Spain and throughout most of Europe could have a negative effect on our business due to the high number of companies in, or facing, bankruptcy, and businesses and individuals generally spending less money. In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, civil unrest in the Middle East, adverse weather conditions or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short term or, sometimes, long term impact on spending.

     BECAUSE JEREMY D. HARRIS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR, IS OUR LARGEST AND MOST SIGNIFICANT SHAREHOLDER, POTENTIAL CONFLICTS OF INTEREST MAY EXIST OR MAY OCCUR, WHICH COULD BE DETRIMENTAL TO OUR SHAREHOLDERS AND OUR COMPANY AND COULD DECREASE THE PRICE, MARKETABILITY AND VOLATILITY OF OUR SHARES.

     Because Jeremy D. Harris, our President, Chief Executive Officer and Director, currently owns 57.6% of our common stock, he will be able to cast a majority of votes in the election of our directors, perpetuate our management and control our operations, which creates or may create a conflict of interest that could be detrimental to our shareholders and our Company and could decrease the price, marketability and volatility of our shares. If we sell the minimum 2,500,000 shares in this offering, Mr. Harris will still own 53.3% of our common stock, which will entitle him to cast a majority of votes in the election of our directors, perpetuate management and control our operations, which creates or could create a conflict of interest that could be detrimental to our shareholders and our Company, which could decrease the price, marketability and volatility of our shares. Even if we sell the maximum 12,500,000 shares in this offering, Mr. Harris will still own 40.9% of our common stock, which may still afford him substantial voting influence in the election of directors and enable him to control our operations and possibly perpetuate our management, which creates or could create a conflict of interest that could be detrimental to our shareholders and our Company, which could decrease the price, marketability and volatility of our shares.

     OUR INTELLECTUAL PROPERTY RIGHTS ARE VALUABLE AND ANY INABILITY TO PROTECT THEM COULD REDUCE THE VALUE OF OUR BRAND AND OUR BUSINESS.

     We have no patents or trademarks. Our trade secrets, copyrights and our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights. Also, the efforts we have taken to protect our propriety rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights could be expensive and time consuming.

                       RISKS ASSOCIATED WITH THIS OFFERING

     BECAUSE WE DO NOT HAVE AN ESCROW OR TRUST ACCOUNT FOR YOUR SUBSCRIPTION, IF WE FILE FOR BANKRUPTCY PROTECTION OR ARE FORCED INTO BANKRUPTCY, OR A CREDITOR OBTAINS A JUDGMENT AGAINST US AND ATTACHES YOUR SUBSCRIPTION, YOU WILL LOSE YOUR INVESTMENT.

     Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

     OUR SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING, FUND OUR OPERATIONS AND SATISFY OUR OBLIGATIONS THROUGH ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

     We have no committed source of financing. We will likely have to issue additional shares of our common stock to fund our operations and to implement our plan of operation. Wherever possible, our board of directors may use non-cash consideration to satisfy obligations. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the 69,575,000 authorized, but unissued, shares of our common stock. Future issuances of shares of our common stock will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value and that dilution may be material.

     BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO RESELL YOUR STOCK.

     Our common stock is not presently quoted on the Over the Counter Bulletin Board or traded in any market. Therefore, you may not be able to resell your stock.

     Because the Securities and Exchange Commission imposes additional sales practice requirements on brokers who deal in our shares that will initially be classified as penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of our shares to decline.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder that impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of our shares to decline.

     FINRA SALES PRACTICE REQUIREMENTS MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

     In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority ("FINRA') has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

     DEPENDENCE ON OFFICERS AND DIRECTORS AND PERSONS TO BE HIRED

     Our success will be dependent to a significant degree upon the involvement of our officers and directors, who are in charge of the development and operations. It would be difficult for the Company to find adequate replacements for these key individuals. In addition, we will need to attract and retain additional talented individuals in order to carry out our business objectives. The competition for such persons will be intense and there are no assurances that these individuals will be available to us.

     OUR COMPLIANCE WITH CHANGING LAWS AND RULES REGARDING CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES TO US WHICH, IN TURN, MAY ADVERSELY AFFECT OUR ABILITY TO CONTINUE OUR OPERATIONS.

     Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either an automated quotation system or a registered exchange, any system or stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses estimated to be between $25,000 and $50,000 per year, and a diversion of management time and attention from revenue-generating activities to compliance and disclosure activities. This could have an adverse impact on our operations.

     WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO PAY DIVIDENDS IN THE FUTURE.

     We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future.

     THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS.

     This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," in this Prospectus, as well as in this Prospectus, generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus, generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will, in fact, occur.

FOR ALL OF THE FOREGOING REASONS AND OTHER REASONS SET FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES IN ANY MARKET THAT MAY DEVELOP IN THE FUTURE WILL INVOLVE A HIGH DEGREE OF RISK.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
     This Prospectus contains forward-looking statements. These statements relate to future events or future financial performance and involve known risks and other factors that may cause Arrow Cars' or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward looking statements.

     In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to confirm our prior statements to actual results.

     Further, this Prospectus contains forward-looking statements that involve substantial risks. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations, the progress of any product development, the need for, and timing of, additional capital and capital expenditures, partnering prospects, the protection of and the need for additional intellectual property rights, effects of regulations, the need for additional facilities and potential market opportunities.

                               TAX CONSIDERATIONS

     We are not providing any tax advice as to the acquisition, holding or disposition of the common stock offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisors to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our common stock.

                                 USE OF PROCEEDS

     Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, on a 2,500,000 common shares minimum, 12,500,000 common shares maximum basis. The table below sets forth the use of proceeds if 2,500,000, 6,250,000, 9,375,000 or 12,500,000 common shares in the offering are sold.

                                                     Minimum            50%             75%            Maximum
                                                   -----------      -----------     -----------      -----------
NUMBER OF COMMON SHARES                              2,500,000        6,250,000       9,375,000       12,500,000
Gross proceeds                                     $ 1,000,000      $ 2,500,000     $ 3,750,000      $ 5,000,000
Offering expenses (1)                                   50,000           50,000          50,000      $    50,000
                                                   -----------      -----------     -----------      -----------
Net proceeds                                       $   950,000      $ 2,450,000     $ 3,700,000      $ 4,950,000

THE NET PROCEEDS WILL BE USED AS FOLLOWS:

For the purchase of  vehicles (2)                  $   887,500      $ 2,261,000     $ 3,411,000      $ 4,536,000
Fleet insurance costs                                   22,800           58,800          88,500          120,000
Fleet tracking systems                                   7,600           19,600          29,500           40,000

                                       14

Marketing                                               32,100           71,600         132,000           90,000
Lease of larger office                                       0           39,000          39,000           39,000
Settlement payment to Mr. Peter Rogers (3)                   0                0               0          125,000
                                                   -----------      -----------     -----------      -----------
Total                                              $   950,000      $ 2,450,000     $ 3,700,000      $ 4,950,000
                                                   ===========      ===========     ===========      ===========

----------
(1) Total estimated offering expenses of $50,000 to be paid from the proceeds of the offering are for legal fees and auditing fees, EDGAR filer fees, SEC registration fees, FINRA filing fees, blue sky filing fees and printing costs related to this offering. No other expenses of the offering will be paid from the proceeds.
(2) We intend to use a substantial amount of the net proceeds of this offering to outright purchase as much of our fleet as possible in order to reduce our vulnerability to possible future increases in finance costs. Our average vehicle cost is $12,500.
(3) See discussion under heading "Legal Proceedings" in the "BUSINESS" section of this prospectus.

     We believe the proceeds from the offering will allow us to operate for at least twelve months if only the minimum amount is raised, including filing reports with the Securities and Exchange Commission, as well as the business activities contemplated by our business plan.

                         DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $1,000,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. Among the factors we considered were:

     *    the proceeds to be raised by the offering;
     * the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders; and
     *    our relative cash requirements.

                  DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of our shares being offered. Dilution of the value of our shares you purchase is also a result of the lower book value of our shares held by our existing stockholders.

     As of March 31, 2013, the net tangible book value of our shares of common stock was ($244,256)_ or approximately ($.008) per share based upon 30,450,000 shares outstanding.

     IF THE MAXIMUM NUMBER OF SHARES ARE SOLD

     Upon completion of this offering if all 12,500,000 of our shares are sold, the net tangible book value of the 42,950,000 shares to be outstanding will be $4,755,744 or approximately $.111 per share. The net tangible book value of our shares held by our existing stockholders will be increased by $.103 per share without any additional investment on their part. You will incur an immediate dilution of $.289 per share.

     After completion of this offering, if 12,500,000 shares are sold, investors in this offering will collectively own 29.12% of the total number of outstanding shares for which they will have made an aggregate cash investment of $5,000,000, or $.40 per share. Our existing stockholders will own 70.88% of the total number of outstanding shares for which they have made cash or asset contributions totaling $175,595 or approximately $.006 per share.

     IF 75% OF THE SHARES ARE SOLD

     Upon completion of this offering if 9,375,000 (75%) of the shares being offered in this offering are sold, the net tangible book value of the 39,825,000 shares to be outstanding will be $3,505,744 or approximately $.088 per share. The net tangible book value of our shares held by our existing stockholders will be increased by $.072 per share without any additional investment on their part. You will incur an immediate dilution of $.312 per share.

     After completion of this offering, if 9,375,000(75%) of the shares being offered in this offering are sold, investors in this offering will collectively own 30.78% of the total number of outstanding shares for which they will have made an aggregate cash investment of $3,750,000, or $.40 per share. Our existing stockholders will own 69.22% of the total number of outstanding shares for which they have made cash or asset contributions totaling $175,595 or approximately $.006 per share.

     IF 50% OF THE SHARES ARE SOLD

     Upon completion of this offering if 6,250,000 (50%) of the shares being offered in this offering are sold, the net tangible book value of the 36,700,000 shares to be outstanding will be $2,255,744or approximately $.061 per share. The net tangible book value of our shares held by our existing stockholders will be increased by $.053 per share without any additional investment on their part. You will incur an immediate dilution of $.347 per share.

     After completion of this offering, if 6,250,000(50%) of the shares being offered in this offering are sold, investors in this offering will collectively own 17% of the total number of outstanding shares for which they will have made an aggregate cash investment of $2,500,000, or $.40 per share. Our existing stockholders will own 83% of the total number of outstanding shares for which they have made cash or asset contributions totaling $175,595 or approximately $.006 per share.

     IF THE MINIMUM NUMBER OF SHARES ARE SOLD

     Upon completion of this offering, in the event 2,500,000 of the shares are sold, the net tangible book value of the 32,950,000 shares then outstanding will be $755,744, or approximately $.023 per share. The net tangible book value of our shares held by our existing stockholders will be increased by $.017 per share without any additional investment on their part. Persons who invest in this offering will incur an immediate dilution of $.377 per share.

     After completion of this offering, if 2,500,000 shares are sold, investors in this offering will collectively own approximately 7.50% of the total number of outstanding shares for which they will have made an aggregate cash investment of $1,000,000 or $.40 per share. Our existing stockholders will own approximately 92.5% of the total number of outstanding shares for which they have made cash and asset contributions totaling $175,595 or approximately $.006 per share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of June 19, 2013, we had 30,450,000 shares of common stock issued and outstanding.

     There currently exists no public trading market for our common stock. We do not expect a public trading market will develop until we become a reporting company under the Securities Exchange Act of 1934, as amended. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, investors in this offering may be unable to liquidate their shares of our common stock without considerable delay, if at all. If a market does develop, the price for our shares may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks factors associated with an investment in our Company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price at which our common stock will likely trade, many brokerage firms may not effect transactions in our common stock.

HOLDERS

     As of June 19, 2013, there were 26 shareholders of record of our common stock.

DIVIDENDS

     We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. There are no material restrictions limiting or that are likely to limit our ability to pay dividends on its outstanding securities.

                   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 12,500,000 shares of common stock on a best efforts basis, 2,500,000 shares minimum, 12,500,000 shares maximum. The offering price is $.40 per share. Funds from this offering will be placed in a separate bank account at Wells Fargo Bank. The funds will be maintained in a separate bank until we receive a minimum of $1,000,000 at which time, we will remove those funds and use the same as set forth in the Use of Proceeds section of this Prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the $1,000,000 in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will be immediately used by us. If we do not receive the minimum amount of $1,000,000 within 180 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $1,000,000 within the 180 day period referred to above. There are no broker-dealers or finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing our shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or if there is a material change in the terms of the offering. The following bullet points contain some, but not all, of the material changes that would entitle you to a refund of your money:

     *    a change in the offering price;
     *    a change in the minimum sales requirement;
     * a change to allow sales to affiliates in order to meet the minimum sales requirement; or
     * a change in the amount of proceeds necessary to release the funds held in the separate bank account.

     If any material changes to this offering occur, such changes will be reflected in a post-effective amendment.

     We will sell the shares in this offering through our two officers and directors, who will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

     1.   The person is not statutorily disqualified, as that term is defined in
          Section 3(a)(39) of the Act, at the time of his or her participation; and,
     2.   The  person  is  not   compensated  in  connection  with  his  or  her
          participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
     3. The person is not at the time of his or her participation, an associated person of a broker-dealer; and,
     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Our two officers and directors who are selling our shares in this offering, Jeremy D. Harris and Sergio Perez Conejo, are not statutorily disqualified and are not being compensated based on the amount of funds raised in this offering. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are not currently a broker-dealer or associated with a broker-dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

     After our registration statement is declared effective by the SEC, we may advertise this offering through tombstones and hold investment meetings in various states and countries where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at meetings, to business associates and to their friends and relatives who are interested in a possible investment in the offering.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

     We do not have any agreements with underwriters with respect to the sale of shares in this offering. In the event the Company sells all or part of the shares offered in this prospectus to or through an underwriter, the maximum compensation paid to any such underwriter shall be 8%. In the event we make a material change to our plan of distribution, such as offering our shares through an underwriter and/or increasing the maximum compensation payable to such an underwriter, we will file a post-effective amendment to our registration statement to reflect such material change.

SECTION 15(G) OF THE EXCHANGE ACT - PENNY STOCK RULES

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. However, even stocks quoted on the OTC Bulletin Board system can still qualify as penny stocks. Our Common Stock will more than likely be considered a penny stock.

     The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

     * contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     * contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
     * contains a brief, clear, narrative description of a dealer market, including "BID" and "ASK" prices for penny stocks and the significance of the spread between the bid and ask price;
     * contains a toll-free telephone number for inquiries on disciplinary actions;
     * defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
     * contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

     The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

     *    with bid and offer quotations for the penny stock;
     * the compensation of the broker-dealer and its salesperson in the transaction;
     * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     * monthly account statements showing the market value of each penny stock held in the customer's account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

STATE SECURITIES-BLUE SKY LAWS

     There is no established public market for our common stock and there can be no assurances that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdiction. Because the common stock registered hereunder has not been registered for resale under blue sky laws of every state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the common stock and of purchasers to purchase the common stock. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

     We intend to apply for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed and quoted companies, which, once published, will provide us with "manual" exemptions in approximately 39 states, the District of Columbia, Guam, Puerto Rico and U.S. Virgin Islands, as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "STANDARD MANUALS EXEMPTIONS."

     Thirty-nine states, certain U.S. Territories (Guam, Puerto Rico and U.S. Virgin Islands) and the District of Columbia have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by persons who purchase shares under this Prospectus. In these states, territories and district, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without filing, review or approval by state regulatory authorities in these states, territories and district. These 39 states are:
Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

     We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can resold by our shareholders.

REGULATION M

     Our officers and directors, who will sell the shares, are aware that they are required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

OFFERING PERIOD AND EXPIRATION DATE

     This offering will start on the date that our registration statement is declared effective by the SEC and continue for a period of 180 days, unless sooner completed or otherwise terminated by us. We will not accept any money until our registration statement is declared effective by the SEC.

PROCEDURES FOR SUBSCRIBING

     We will not accept any money until our registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

     1. Execute and deliver a subscription agreement, a copy of which is included with the prospectus; and

     2. Deliver a check, wire transfer, bank draft or money order to us for acceptance or rejection.

     All  checks  for  subscriptions   must  be  made  payable  to  "Arrow  Cars
International Inc."

RIGHT TO REJECT SUBSCRIPTIONS

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND PLAN OF DEVELOPMENT STAGE ACTIVITIES

     Arrow Cars International Inc. ("Successor", "Company", or "ACI"), a private company, was organized under the laws of Florida on March 8, 2012. Arrow Cars SL ("ACSL" or "Predecessor"), a private limited company, was organized under the laws of Spain on January 21, 2008. On April, 1, 2012, Arrow Cars SL executed a reverse recapitalization with Arrow Cars International Inc. ACI (Successor) is a holding company that conducts operations through its wholly-owned subsidiary ACSL (Predecessor). The Company's business model, described below, involves leasing and rent-to-own concepts whereby the respective clients are usually unable, unwilling, or lack credit-worthiness to purchase or lease vehicles conventionally. Clients may go through a website called www.autooasiseurope.com or walk-in to the offices to conduct transactions.

     FOR THE YEARS ENDED DECEMBER 31, 2012 (SUCCESSOR) AND DECEMBER 31, 2011 (PREDECESSOR):

     The Company had revenues derived from "Car Rentals" amounting to $528,053 and $608.131 for the years ended December 31, 2012 and December 31, 2011 respectively. The $80,078 downturn in rental income was mainly due to the number of vehicles (40) that went from the "Easy Car Leasing" scheme to the "Rent to Own" scheme (where the rentals are lower cost) and the inability of the company to raise finance to purchase sufficient replacement "Easy Car Leasing" vehicles (only 22 replacement vehicles purchased).

     The cost of car rentals amounted to $170,551 and $322,915 for the years ended December 31, 2012 and December 31, 2011 respectively. This cost is made up of repairs and maintenance, road tax and car insurance. The substantial decrease from 2011 to 2012 was due to the fact that that in 2011 the Company rented vehicles from third party "Rent a car" companies in order to satisfy their clients demand of rental cars. The amount paid to the "Rent a car" companies amounted to $159,765. The Company did not incur in this expense in 2012.

     The gross profit at December 31, 2012 and December 31, 2011 respectively was $357,502 and $448,366.

     The general and administrative costs for the years ended December 31, 2012 and December 31, 2011 respectively were $405,971 and $409,943; these expenses were made up of the following:


                                                     2012                2011
                                                   --------            --------
Rent                                               $ 46,581            $ 64,443
Salaries                                            186,820 (a)         131,888
Professional services rendered                      109,489 (b)         160,294
Bank Service charges                                  9,946              15,178
Marketing and Advertising                            13,609              11,314
Soft costs                                           10,889               3,500
Other costs and services                             28,638              25,991
                                                   --------            --------
TOTAL                                              $405,971            $409,943
                                                   ========            ========

----------
a) The professional services paid in 2012 decreased by $50,805 due to the fact that in 2011 the Company paid various non-recurring consultancy payments.
b) In 2012, the Company reduced its rent expense and maintained the number of employees but increased their salaries.

     Depreciation expense for the years 2012 and 2011 was 50,249 and $161,489 respectively. The drastic decrease in depreciation was due to the fact that the management assessed the residual value of the fleet at December 31, 2012 and adjusted the depreciation accordingly.

     The net operating loss for the years ended December 31, 2012 and December 31, 2011 amounted to $98,718 and $285,496 respectively.

     The Company's other income and (expenses) amounted to $23,093 for the year ended December 31, 2012 and $(33,111) for the year ended December 31, 2011.

                                                       2012              2011
                                                     --------          --------
Auto Sales - Net (including Deferred Revenue)        $ 89,290          $ (1,657)
Bad debt expense                                       13,618                --
Interest Income                                         2,878                --
Interest Expense                                       55,296            29,815
Exchange Rate Difference                                  161             1,639
                                                     --------          --------
TOTAL OTHER INCOME AND (EXPENSES)                    $ 23,093          $(33,111)
                                                     ========          ========

     The substantial increase in "auto sales" was due to the fact that the Company commenced the implementation of the "Rent to Own" early 2012; in 2011 the Company sold very few vehicles all of which were sold for cash and at a small loss. In 2012, management decided to make a provision for possible bad debt on the capital assets sold hence it was decided that 10% of the revenues would be deferred until such a time that the "Rent to Own" contracts were completely paid and title of the vehicle is passed over to the client.

     In 2012 the Company made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account (Bad Debt Expense). This allowance was not foreseen in 2011 as the Company had not yet commenced to implement the "Rent to Own" scheme.

     The company paid $55,296 of interest in 2012; of this amount $40,672 was interest on loans from financial institutions and $14,624 was interest paid to a third party guarantor. In 2011, the Company paid $29,815 of interest only on loans from financial institutions.

     The net loss for the years ended December 31, 2012 and December 31, 2011 respectively was $75,625 and $318,607.

     FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND MARCH 31, 2012:

     The Company had revenues derived from "Car Rentals" amounting to $118,392 and $133,576 for the three months ended March 31, 2013 and March 31, 2012 respectively. The decrease in rental income was mainly due to the increase in the number of vehicles that went from the "Easy Car Leasing" scheme to the "Rent to Own" scheme.

     The cost of car rentals amounted to $24,806 and $23,800 for the three months ended March 31, 2013 and March 31, 2012 respectively. This cost is made up of repairs and maintenance, road tax and car insurance.

     The gross profit at for the three months ended March 31, 2013 and March 31, 2012 respectively was $93,586 and $109,777.

     The general and administrative costs for the three months ended March 31, 2013 and March 31, 2012 respectively were $77,330 and $97,983; these expenses were made up of the following:

                                                            March 31,
                                                  -----------------------------
                                                    2013                 2012
                                                  --------             --------
Rent                                              $  9,617             $ 16,376
Salaries                                            40,068               41,120
Professional services rendered                      12,612                9,220
Bank service charges                                 1,566                2,172
Marketing and advertising                            3,725                4,650
Soft costs                                           2,282                2,884
Other costs and services                             4,969               21,560
                                                  --------             --------
                                                  $ 74,838             $ 97,983
                                                  ========             ========

     On April 30, 2012 this lease agreed was mutually rescinded and the Company entered into a new agreed to lease a different and larger premises. The Company executed a one year renewable up to five years lease for its new offices and a warehouse on May 12, 2012. The rent on the new premises is less than the previous one hence the decrease in rent paid in the three months ended March 31, 2013.

     The Company's other costs and services decreased substantially due to the fact that in the three months ended March 31, 2012, the Company paid various extraordinary and non-recurring service providers.

     Depreciation expense amounted to $10,362 and $13,640 for the three months ended March 31, 2013 and March 31, 2012 respectively

     The net operating profit (loss) for the three months ended March 31, 2013 and March 31, 2012 respectively amounted to $5,894 and $(1,846).

     The Company's other income and (expenses) amounted to $(14,181) for three months ended March 31, 2013 and $17,515 for three months ended March 31, 2012.

                                                March 31, 2013    March 31, 2012
                                                --------------    --------------
Auto Sales - Net (including Deferred Revenue)      $  9,557          $ 31,341
Bad debt expense                                     12,992                --
Interest Income                                         256               267
Interest Expense                                     11,001            14,093
                                                   --------          --------
TOTAL OTHER INCOME AND (EXPENSES)                  $(14,181)         $ 17,515
                                                   ========          ========

     The decrease in "auto sales" was due to the fact that the Company sold less vehicles in the three months ended March 31, 2013.

     In 2012 the Company made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account (Bad Debt Expense). The vehicles sold during the three months ended March 31, 2012 were not sold through the "Rent to Own" scheme but for cash hence management has not allowed for any non-collectability during this period.

     The interest expense for the period ended March 31, 2013 decreased due to a slight decrease in interest rates on certain loans with financial institutions.

     The net profit / (loss) for the three months ended March 31, 2013 and March 31, 2012 respectively was $(8,287) and $15,669.

LIQUIDITY AND CAPITAL RESERVES

     As of December 31, 2012, the Company had $6,198 in cash and net cash used in operations of $(192,846). The working capital deficit amounted to $677,824. Finally, the Company had a Shareholders' Equity deficit amounting to $258,398 at December 31, 2012.

     The company's debt amounted to $1,040,947; this debt was made up of $47,002 of secured loans granted by Banco Popular, $582,561 of credits lines with two banks (Banco Popular and Bank Inter) and finally $411,385 of leasing contracts also financed by Banco Popular and Bank Inter. The basic terms of this debt are as follows:

                                                               December 31, 2012
                                                               -----------------
LEASING CONTRACTS
Banco Popular (various loans all maturing June 2, 2015
 bearing 4.24% interest rate)                                       $230,966
Bankinter (various loans maturing during 2014 and 2015
 with varying interest rates from 3.19% to 3.96%                     170,043
Banco Santander (maturing February 15, 2015 bearing
 interest rate of 7.49%                                               10,375
                                                                    --------
                                                                    $411,385
                                                                    ========

SECURED LOANS
Banco Popular                                                         47,002
                                                                    --------
                                                                    $ 47,002
                                                                    ========

RENEWABLE LETTERS OF CREDIT
Bankinter - 0799 50 000032.7                                         263,693
Bankinter - 0799 50 050111.4                                         263,693
Banco Popular - 075 0953 0050 010449                                  55,176
                                                                    --------
                                                                    $582,561
                                                                    ========

     As of March 31, 2013, the Company had $15,884 in cash and net cash used in operations of $9,906. The working capital deficit amounted to $611,540. Finally, the Company had a Shareholders' Equity deficit amounting to $244,256 at March 31, 2013.

     The company's debt amounted to $967,911; this debt was made up of $41,392 of secured loans granted by Banco Popular, $562,447 of credits lines with two banks (Banco Popular and Bank Inter) and finally $364,073 of leasing contracts also financed by Banco Popular and Bank Inter. The basic terms of this debt are as follows:

                                                                  March 31, 2013
                                                                  --------------
LEASING CONTRACTS
Banco Popular (various loans all maturing June 2, 2015
 bearing 4.24% interest rate)                                        $207,614
Bankinter (various loans maturing during 2014 and 2015
 with varying interest rates from 3.19% to 3.96%                      149,847
Banco Santander (maturing February 15, 2015 bearing
 interest rate of 7.49%                                                 6,612
                                                                     --------
                                                                     $364,073
                                                                     ========

SECURED LOANS
BANCO POPULAR                                                          41,392
                                                                     --------
                                                                     $ 41,392
                                                                     ========

RENEWABLE LETTERS OF CREDIT
Bankinter - 0799 50 000032.7                                          256,450
Bankinter - 0799 50 050111.4                                          256,450
Banco Popular - 075 0953 0050 010449                                   49,547
                                                                     --------
                                                                     $562,447
                                                                     ========

     Jeremy D. Harris is the personal guarantor of the Company's secured loans, credit lines and leasing contracts.

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     The following table provides selected financial data about our Company as of March 31, 2013. For detailed financial information, see the financial statements included in this prospectus.

BALANCE SHEET DATA:
Cash                                                                $   15,884
Total assets                                                        $  956,779
Total liabilities                                                   $1,201,035
Shareholders' deficit                                               $  244,256

PROPOSED MILESTONES TO IMPLEMENT OUR BUSINESS OPERATION

Milestones achievable at minimum and maximum funding levels:

A) IF WE ACHIEVE THE MINIMUM FUNDING ($1,000,000):

     We intend to use the proceeds of this offering and revenue generated from our future business operations to accomplish the milestones. The amount of revenue from future business operations necessary to accomplish our plan of operation during the first 12 months is $1,350,350

     Our specific plan of operations and milestones for June 2013 through May 2014 are as follows:

DURING THE SECOND QUARTER OF 2013, WE INTEND TO:

SPAIN

SOURCE, ORDER AND COORDINATE DELIVERY OF THE INITIAL BATCH OF OUR EXTENDED VEHICLE FLEET.

COSTS: $887,500.  For the purchase of 71 vehicles outright.

     We intend delivery of the new fleet of vehicles to be staggered over the year to help maximize fleet utilization by replacing many of our existing fleet already on long term hire. The older fleet will be transferred to "Rent to Own" clients.

INTRODUCE AND DEVELOP A NEW FLEET MANAGEMENT SYSTEM

COSTS $6,500 plus 1.35% of rental revenue per month. This price would be paid after installation and testing of the system.

     A semi bespoke system (designed by thermeon.com to maximize fleet efficiency) will be introduced and developed during the first quarter of 2013 in conjunction with our fleet expansion. In addition to general fleet management, the standard system is a template with the facility to fine tune certain elements allowing us to semi bespoke features to suit our model. Information entered into the system via a tablet device and networked throughout each department, can record the return of a vehicle, any damage, maintenance and cleaning required and automatically allocate the amount of time to complete the repairs. This information can be sent to each department along with a schedule of when to expect the vehicle. The reservations department can also be informed when the vehicle will be returned for rehire thus helping to maximizing fleet utilization.

     Using a bar code system and a series of alerts it will automatically inform each department;

     1)   Of the scheduled repairs/preparation required.
     2)   Orders parts/materials required
     3)   When each department should expect a vehicle
     4)   The pre-determined time allocated for the work to be carried out.

CONTINUE TO DEVELOP OUR RELATIONSHIP WITH FINANCE AND FLEET PROVIDERS.

     We intend to use a substantial amount of the net proceeds of this offering to purchase our fleet outright. However, we will continue to develop relationships with current and potential finance providers to assist future growth, if needed. Our current vehicle finance in Spain is provided by Bank Inter and Banco Popular. We are in negotiations with ABN AMRO with a view to develop a working partnership to assist in funding both our expansion in Spain and the USA.

     1) Wells Fargo provides banking services for our company in the USA. We will begin to develop our credit score within the USA in preparation of our expansion into Florida during 2014.
     2) Safa Motor, a large car dealership, supplies the majority of our fleet in Spain. We will continue to negotiate supply and discounts for our future fleet requirements whilst growing our status with other vehicle manufacturers and dealers.

ALSO DURING THE SECOND QUARTER OF 2013, WE INTEND TO:

SPAIN

ASSIGN A MINIMUM OF TWO WORLDWIDE HOLIDAY CAR RENTAL BROKERS.

     ZERO COST: The car rental brokers would be given "Net" rates and add their own commission to these rates.

     In preparation for peak holiday season in Spain we will assign worldwide holiday car rental brokers to market our long term car rental product to foreign home owners in Spain staying for extended periods. As is already the case, we intend to have advance reservations for our long term car rental service, therefore maximizing fleet utilization immediately.

APPROACH SMALL TO MEDIUM SIZED BUSINESSES IN SPAIN - STAFF COSTS ONLY

     Between April and July 2013, we believe that a minimum of three companies will return their existing fleets to their current suppliers and switch over to our AutoOasis "Easy Car Leasing" program and transfer to an AutoOasis "Easy Car Leasing" fleet. We are confident our low cost/high benefit model will tempt many Spanish companies to transfer their fleet business to us. Due to contractual restrictions, the transfer process can take several months. We anticipate the transfer of corporate clients will begin in earnest during the second quarter of 2013. This will coincide with the return of vehicles hired by foreigners during peak summer season. As of the date of this Prospectus, we do not have an executed agreement with any company to switch over to our AutoOasis "Easy Car Leasing" program. There is no guarantee that any company will transfer its fleet to us. We do not expect to incur any material costs in obtaining these new fleet customers other than normal vehicle acquisition costs. These beliefs are related more to the number of vehicles we can provide that to our ability to convert these companies to use our services.

EXPAND OUR OPERATION IN GIBRALTAR.

MARKETING COSTS: $650 per month plus staff costs

     24% of our entire fleet is driven by customers working in the tax free haven of Gibraltar (on the south western tip of Spain). Gibraltar is home for many off shore gaming companies employing foreigners on a temporary basis. We believe we can increase our client base here by a minimum of 200%; however, there is no guarantee that we will be able to increase our client base by a minimum of 200%.

     We intend to increase our client base in Gibraltar by:

     1) Employing the services of an independent sales company to sell our service directly to these potential clients.
     2) Collaborating with the companies directly to introduce our services as part of a "welcome package" to new arrivals to ensure their arrival in new country is a more relaxed process.

DURING THE THIRD QUARTER OF 2013, WE INTEND TO:

SPAIN

IMPROVE EXISTING PREMISES.

COSTS: $2,000

     To help maximize efficiency, we intend to improve our existing premises with the addition of wheel and chassis alignment equipment.

BEGIN RECRUITMENT OF AGENTS FOR THE RENT TO OWN BUSINESS EXPANSION - STAFF COSTS ONLY

     The "Rent to Own" sector of the AutoOasis business model has been successfully tested because between December 31, 2011 and October 31, 2012, we transferred 40 of our vehicles from Easy Car Leasing customers to "Rent to Own" customers). During the third quarter of 2013, we intend to develop our dealer agency network by beginning the recruitment of agents in preparation for the Easy Car Leasing fleet being transferred to "Rent to Own" during the first quarter of 2014.

DURING THE FOURTH QUARTER OF 2013, WE INTEND TO:

USA

DEVELOP RELATIONSHIPS WITH VEHICLE SUPPLIERS IN THE USA.

     We do not have any operations in the U.S.A at this time. During May 2012, our management traveled to Orlando, Florida to meet with the Ford Fleet National Account Manager and Ford Rental Sales Manager and the Regional Fleet Manager for Southeast Toyota Distributors and began initial discussions regarding our planned expansion into Florida. Communication has been maintained with these people pending another trip to the U.S. Prior to our Company entering the U.S. market, we will communicate with other vehicle manufacturers and suppliers. The supplier offering an arrangement that suit our needs will be the one we use to provide our fleet. During our expansion, fleet suppliers will probably change due to price and supply and terms and conditions fluctuations. Market forces such as the cost of fuel and model desirability will also be factors that determine the fleet we choose to operate.

PREPARE FOR COMMENCEMENT OF OPERATIONS IN THE USA.

COST: $13,000

Source, negotiate and complete legalities for our premises in Melbourne, Brevard County, Florida. Complete operational licensing and insurance (staff, premises and fleet) requirements and legalities for Florida.

SPAIN

CONTINUE TO IMPROVE EXISTING PREMISES

     If we achieve our minimum funding of $1,000,000 and up to $2,000,000, to help maximize efficiency, we intend to continue to improve our existing premises with the addition of bodywork and paintwork repair equipment. We expect to reduce the cost of vehicle bodywork repairs by as much as 50%. The approximate costs would be $52,000 for equipment and installation.

EMPLOY A VEHICLE BODYWORK AND PAINT SPRAYER

COSTS $31,590: Salary and benefits

     To accelerate bodywork repairs and reduce costs of repair we intend to fully utilize our new vehicle body shop installed between October and December 2013 by employing a qualified vehicle body work repair specialist.

BEGIN NEGOTIATIONS FOR THE 2014 FLEET.

     Once peak holiday season is finished, new or nearly new vehicles offers are extremely attractive. We intend to have our initial batch of vehicles for the first and second quarter of 2014, sourced and assigned for delivery before the end of 2013.

B) IF WE ACHIEVE THE MAXIMUM FUNDING ($5,000,000):

     We intend to use the proceeds of this offering and revenue generated from our future business operations to accomplish the milestones. The amount of revenue from future business operations necessary to accomplish our plan of operation during the first 12 months is $1,643,600.

     Our specific plan of operations and milestones for June 2013 through May 2014 are as follows:

DURING THE SECOND QUARTER OF 2013, WE INTEND TO:

SPAIN

SOURCE, ORDER AND COORDINATE DELIVERY OF THE INITIAL BATCH OF OUR EXTENDED VEHICLE FLEET. COSTS - $3,086,000 (THE REMAINING $1,450,000 REFERRED TO IN THE USE OF PROCEEDS WILL BE USED TO PROVIDE INITIAL FLEET FOR THE PROPOSED U.S. EXPANSION TOWARDS THE END OF THE 2ND QUARTER OF 2013). THE FLEET WILL BE PURCHASED OUTRIGHT.

     We intend delivery of the new fleet of vehicles to be staggered over the year to help maximize fleet utilization by replacing many vehicles in our existing fleet already on long term hire. The older fleet will be transferred to "Rent to Own" clients.

INTRODUCE AND DEVELOP A NEW FLEET MANAGEMENT SYSTEM.

     COSTS $6,500 plus 1.00% of rental revenue per month. This price would be paid after installation and testing of the system.

     A semi bespoke system (designed by thermeon.com) to maximize fleet efficiency will be introduced and developed during the first quarter of 2013 in conjunction with our fleet expansion. In addition to general fleet management, the standard system is a template with the facility to fine tune certain elements allowing us to semi bespoke features to suit our model. Information entered into the system via a tablet device and networked throughout each department, can record the return of a vehicle, any damage, maintenance and cleaning required and automatically allocate the amount of time to complete the repairs. This information can be sent to each department along with a schedule of when to expect the vehicle. The reservations department can also be informed when the vehicle will be returned for rehire thus helping to maximizing fleet utilization.

     Using a bar code system and a series of alerts it will automatically inform each department

     1)   Of the scheduled repairs/preparation required.
     2)   Orders parts/materials required.
     3)   When to expect the vehicle.
     4)   The pre-determined time allocated for the work to be carried out.

CONTINUE TO DEVELOP OUR RELATIONSHIP WITH FINANCE AND FLEET PROVIDERS.

     We intend to purchase our fleet outright. However, we will continue to develop relationships with current and potential finance providers to assist future growth if needed. Our current vehicle finance in Spain is provided by Bank Inter and Banco Popular. We are in negotiations with ABN AMRO with a view to develop a working partnership to assist in funding both our expansion in Spain and the USA.

     Wells Fargo provides banking services for our company in the USA. We will begin to develop our credit score within the USA in preparation of our expansion into Florida during 2013.

     Although we do not have a contract with Safa Motor, Safa Motor, a large car dealership, supplies the majority of our fleet in Spain. We will continue to negotiate supply and discounts for our future fleet requirements while growing our status with other vehicle manufacturers and dealers.

RELOCATE TO NEW PREMISES.

COST: $39,000

     If we achieve funding of between $2,000,000 and $5,000,000 and to be able to manage a larger fleet, we intend to move our operations to much larger and superior premises. Already identified, this fully equipped building will accommodate our projected growth in Spain.

USA

CONTINUE TO DEVELOP RELATIONSHIPS WITH VEHICLE SUPPLIERS IN THE USA.

     We do not have any operations in the U.S.A. at this time. During May 2012, we traveled to Orlando, Florida to meet with the Ford Fleet National Account Manager and Ford Rental Sales Manager and Toyotas Regional Fleet Manager for Southeast Toyota Distributors and begun initial discussions regarding our planned expansion into Florida. Communication has been maintained with these contacts pending another trip to the U.S. Prior to our company entering the U.S., we will communicate with other vehicle manufacturers and suppliers. The supplier offering an arrangement that best suits our needs will be the one we use to provide our fleet. During our expansion, fleet suppliers will probably change due fluctuations in price and supply. Market forces, such as the cost of fuel and model desirability, will also be factors that determine the fleet we choose to operate.

SOURCE, ORDER AND COORDINATE DELIVERY OF INITIAL FLEET OF VEHICLES IN THE USA.

COSTS: $1,475,000, to be used to purchase vehicles outright.

ALSO DURING THE SECOND QUARTER OF 2013, WE INTEND TO:

USA

     Introduce our vehicle reservation and fleet management system prior to our U.S.A. expansion. The vehicle reservation and fleet management system will integrate with the system in Spain allowing remote fleet management from either base. In addition to general fleet management, the standard system is a template with the facility to fine tune certain elements allowing us to semi bespoke features to suit our model. Information entered into the system via a tablet device and networked throughout each department, can record the return of a vehicle, any damage, maintenance and cleaning required and automatically allocate the amount of time to complete the repairs. This information can be sent to each department along with a schedule of when to expect the vehicle. The reservations department can also be informed when the vehicle will be returned for rehire thus helping to maximizing fleet utilization.

     Using a bar code system and a series of alerts it will automatically inform each department:

     1)   Of the scheduled repairs/preparation required.
     2)   Orders parts/materials required.
     3)   When to expect the vehicle.
     4)   The pre-determined time allocated for the work to be carried out.

PREPARE FOR COMMENCEMENT OF OPERATIONS IN THE U.S.A.

COSTS: $13,000

     1)   Source, negotiate and complete legalities for our premises in Florida.
     2) Complete operational licensing and insurance (staff, premises and fleet) requirements and legalities for Florida.
     3)   Begin staff recruitment in Florida.
     4) Introduce our vehicle reservation and fleet management system prior to U.S.A. expansion. The system will integrate with the System in Spain allowing remote fleet management from either base.

SPAIN

ASSIGN A MINIMUM OF TWO WORLDWIDE HOLIDAY CAR RENTAL BROKERS.

     ZERO COST: The car rental brokers would be given "Net" rates and add their own commission to these rates.

     In preparation for peak holiday season in Spain we will assign worldwide holiday car rental brokers to market our long term car rental product to foreign home owners in Spain staying for extended periods. Our low cost/high benefit model is extremely competitive during mid to peak holiday seasons. As is already the case, we intend to have advance reservations for our long term car rental service, therefore maximizing fleet utilization immediately.

APPROACH SMALL TO MEDIUM SIZED BUSINESSES IN SPAIN - STAFF COSTS ONLY

     Between April and July 2013, we believe that a minimum of ten companies will return their existing fleets to their current suppliers and switch over to our AutoOasis "Easy Car Leasing" program. We are confident our low cost/high benefit model will tempt many Spanish companies to transfer their fleet business to us. Due to contractual restrictions, the transfer process can take several months. We anticipate the transfer of corporate client will begin in earnest during the second quarter of 2013. This will coincide with the return of vehicles hired by foreigners during peak summer season. As of the date of this Prospectus, we do not have an executed agreement with any company to switch over to our AutoOasis "Easy Car Leasing" program. There is no guarantee that any company will transfer its fleet to us. We do not expect to incur any material costs in obtaining these new fleet customers other than normal vehicle acquisition costs. These beliefs are related more to the number of vehicles we can provide that to our ability to convert these companies to use our services.

EXPAND OUR OPERATION IN GIBRALTAR

APPROXIMATE COSTS: $950 per month plus staff costs.

     24% of our entire fleet is driven by customers working in the tax free haven of Gibraltar (on the south western tip of Spain). Gibraltar is home for many off shore gaming companies and banks, employing foreigners on a temporary basis. We believe we can increase our client base in Gibraltar by a minimum of 300% by;

     1) By employing the services of an independent sales company to sell our service directly to these potential clients.
     2) By collaborating with the companies directly to introduce our services as part of a "welcome package" to new arrivals to ensure their arrival in new country is a more relaxed process. However, there is no guarantee that we will be able to increase our client base by a minimum of 300%.

DURING THE THIRD QUARTER OF 2013, WE INTEND TO:

USA

BEGIN OPERATIONS IN FLORIDA BETWEEN JULY AND SEPTEMBER 2013.

     APPROXIMATE  COMBINED  COSTS  $300,000:   Amount  that  includes  salaries,
property lease costs, legal, marketing, utilities, administration for Q3 and Q4; and excludes the acquisition of vehicles.

     By using the same worldwide holiday car rental brokers used for the Spanish market we intend to have advanced reservations for our long term car rental service and maximizing fleet utilization immediately.

SPAIN

BEGIN RECRUITMENT OF AGENTS FOR THE RENT TO OWN BUSINESS EXPANSION - STAFF COSTS ONLY.

     The "Rent to Own" sector of the AutoOasis business model has been successfully tested by us (from December 2011 to October 2012 we transferred 40 vehicles from Easy Car Leasing to Rent to Own customers). During the third quarter of 2013, we intend to develop our dealer agency network by beginning the recruitment of agents in preparation for the Easy Car Leasing fleet being transferred to "Rent to Own" during the first quarter of 2014.

PREPARE TO COMMENCE OPERATIONS ON THE COSTA BLANCA (EASTERN SPAIN): COMBINED COSTS FOR TRANSPORT, RENTAL OF SMALL VEHICLE STORAGE AND WORKSHOP FACILITIES - $18,000 PLUS STAFF COSTS.

     The Costa Blanca is already a market for us; we intend to expand this operation by launching a "Sub Hub" in Alicante, Eastern Spain. This will be a skeleton service with vehicles provided remotely by our large Costa del Sol Hub. Clients will be able to collect and return vehicles from Alicante (Spain).

DURING THE FOURTH QUARTER OF 2013, WE INTEND TO:

U.S.A

BEGIN DEVELOPMENT OF THE AUTOOASIS RENT TO OWN SERVICE TOWARDS THE END OF 2013

MARKETING COSTS for Q4 2013: $9,000 plus staff costs.

     As with our Spanish business, we intend to initially develop the "Rent to Own" service in house prior to recruitment of agents for the "Rent to Own" expansion. As with Spain, we want a recognized and respected brand established prior to the recruitment of agents during late 2014.

SPAIN

BEGIN NEGOTIATIONS FOR THE 2014 FLEET.

     Once peak holiday season is finished, new or nearly new vehicles offers are extremely attractive. We intend to have our initial batch of vehicles for the first quarter and second of 2014, sourced and assigned for delivery before the end of 2013.

CRITICAL ACCOUNTING POLICIES

     Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's applications of accounting policies. The Company has elected a December 31 fiscal year end.

     In May 2009, the Financial Accounting Standards Board ("FASB") issued an accounting standard that became part of ASC Topic 855, "Subsequent Events". ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC Topic 855 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of ASC Topic 855 did not have a material effect on the Company's financial statements.

     In June 2009, the FASB issued an accounting standard whereby the FASB Accounting Standards Codification ("Codification") will be the single source of authoritative non-governmental United States of America generally accepted accounting principles ("GAAP"). Rules and interpretive releases of the United States of America Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC Topic 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC Topic 105. All other accounting literature not included in the Codification is non-authoritative. The Codification has not had a significant impact on the Company's financial statements.

     The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share" ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period. There are no dilutive shares outstanding.

     Cash and cash equivalents include cash in banks, money market funds and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

     Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "Accounting for Income Taxes," which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

     We are an "emerging growth company," as defined in the JOBS Act. For so long as we are an "emerging growth company," we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory "say-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation.

     Under the JOBS Act, we will remain an "emerging growth company" until the earliest of:

     * The last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
     * The last day of the fiscal year following the fifth anniversary of the completion of this offering;
     * The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
     * The date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934 ("Exchange Act"). We will qualify as a large accelerated filer as of the first day of the fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

     Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the decision to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

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
                                    BUSINESS

OVERVIEW

     We were incorporated on March 8, 2012, in the State of Florida and acquired 100% of Arrow Cars SL (a Spanish corporation) on April 1, 2012, in exchange for the issuance of 27,000,000 shares of our common stock. Arrow Cars SL was co-founded in 2003 by Jeremy D. Harris, our President, and his wife, Beverly Harris. Arrow Cars SL operated as an unincorporated business from 2003 until January 2008 when Arrow Cars SL was incorporated and registered in Spain.

     Arrow Cars SL initially operated a booking agent for four of the major holiday car rental companies in Spain ("Crown Car Hire", "Goldcar Rent A Car", "Centauro Rent A Car" and "Helle Hollis Rent A Car") and received compensation in the form of commissions. Within a few weeks of operating Arrow Cars SL, Jeremy and Beverly Harris discovered a large and poorly served market - long term car rentals for durations of four weeks or more--that was not being commercially exploited anywhere near its full potential. For example, Jeremy and Beverly Harris recognized that:

     * There were hundreds of thousands of Northern Europeans living and working for long term durations (yet, not permanently) on the Costa del Sol (Southern Spain), Costa Blanca (Eastern Spain) and in Barcelona and Madrid, Spain;
     * There existed many small and medium size companies in Spain in need of new, modern, efficient vehicles to carry out their business operations; and
     * There were an increasing number of temporarily contracted workers in Spain who needed vehicles on short notice and, more importantly, needed the ability to return a vehicle to the rental company without penalty when their employment contracts expired.

     Between 2003 and mid-2009, Arrow Cars SL utilized third party owned vehicles for long term leases and was compensated on a commission only basis. Arrow Cars SL began acquiring its own vehicles and deploying them on long term rentals in mid-2009.

     On December 16, 2010, the Company executed an agreement with GEP Partners Plc., a limited company based in Dubai and the United Kingdom. GEP Partners agreed to act as financial advisor in assisting the Company to merge with a fully listed, compliant, and registered company listed on the OTCBB in the United States. In exchange, the Company agreed to pay $135,000 in fees and exchange 3,000,000 company's equity at a valuation of $0.001 per share. In March 2012, due to the fact that a suitable candidate had not been identified, the Company and GEP verbally agreed that the Company (Predecessor) would be acquired by a private Florida corporation (the Successor) and subsequently file a registration statement with the SEC, and that GEP would continue to be retained to consult in the process of assisting Arrow Cars International Inc. with registering its shares with the SEC and helping the Company with having its common stock quoted on the Over-the-Counter Bulletin Board.

     We have three business models, which provide varying solutions for the difficulties in acquiring a vehicle for both business and personal use.

     Model No.  1 -- "AutoOasis - Easy Car Leasing"

     Under our brand name "AutoOasis - Easy Car Leasing," Arrow Cars provides rental vehicles for long term use (28 days minimum lease) as an alternative to conventional methods of vehicle acquisition (i.e., leasing, purchasing via bank or manufacturer loans, or conventional auto rental). We do not conduct credit score checks or require credit card payments, so our clients, who are unwilling or unable to raise financing can still drive a modern, safe, economical vehicle, which may be exchanged for a new vehicle every 12 months. Model No. 1 is designed for the customer who does not want own the vehicle so the customer does not own the leased vehicle at the end of the rental period.

     Model No.  2 - "AutoOasis - Rent to Own"

     After the vehicle has been leased for between 12 and 36 months under our AutoOasis - Easy Car Leasing program, the vehicle is then transferred to our AutoOasis - "Rent to Own" program. Customers choosing to use our AutoOasis -

Rent to Own service make an initial deposit of approximately 30% of the vehicle value, followed by 36 monthly payments. One of our more popular vehicle models is the Skoda Fabia 1.4 TDI. Our current "Easy Car Leasing" 28 day rental rate for an economy group vehicle like the Skoda Fabia 1.4 TDI is $526. AutoOasis - Rent to Own monthly rental rate for the same group of vehicles over 36 months is $316, including insurance of approximately $54 per month and maintenance of approximately $68 per month. The monthly maintenance expenses will obviously vary depending on mileage, wear and tear of a particular vehicle. Once the 36 month "Rent to Own" contract has expired, ownership of the vehicle is transferred to the customer. We do not conduct credit score checks or require credit card payments, so our clients, who are unwilling or unable to obtain financing can still drive a modern, safe, economical vehicle while participating in our AutoOasis - "Rent to Own" program.

     Model No.  3 - "Try Before You Buy"

     We also offer a "Try Before You Buy" service whereby a customer who is interested in one of our AutoOasis Rent to Own vehicles can rent the care they are interested in for 28 days. If the customer is happy with the vehicle after the 28 day trial period, then the customer can "Rent to Own it. If after the 28 day trial period, the customer does not like the vehicle, then the customer can simply return the vehicle to us. We believe that Our Try Before You Buy program increases the "peace of mind" for our customers in making a major financial decision and helps to maximize our fleet utilization by reducing the "down time" of each vehicle.

CURRENT OPERATIONS

     We are based on the Costa del Sol, Spain and our client base spreads north and east to Madrid and Costa Blanca, Spain. We call our car rental program, "AUTOOASIS Easy Car Leasing." We currently have a fleet of 124 vehicles, 84 of which are deployed in our long term rental business and 40 of which are deployed in our rent-to-own business. We call our "Rent to Own" program, "AUTOOASIS Rent to Own." Our long term rental fleet consists primarily of vehicles from the current and immediately preceding model years. We purchase our vehicles through auto dealers and finance our vehicle acquisitions through a number of credit facilities. Once our vehicles are between one and three years old, we deploy them to our "Rent to Own" program where we sell them under a rent to own contract of 36 months duration (with no credit checks and the option to return the car, if necessary, without penalty if the contract purchaser's circumstances change). Our "Rent to Own" program offers us additional benefits:

     1. Allows us to maintain a modern fleet of rental cars, while providing us the ability to dispose of older vehicles at better prices than we would likely realize as trade-in value or from sales to third parties;
     2. Provides another income stream due to the financing, insurance and maintenance profit realized from the rent to own contracts.

     Our long term rentals range from four weeks (28 days). Our long term rental agreements are generally 28 day renewable contracts. We rent our cars for $420 to $800 per four weeks depending on car size and available options, as well as length of the rental contract. Since 2005, the average long term rental for our cars has been seven months. Since obtaining our own fleet in July 2009, the average 28 day rental amount for our cars has been $495 and our average fleet utilization has been 92%.

     During the fiscal year ended December 31, 2012, the average long term rental for our Easy Car Leasing vehicles was 7.1 months. 46% of the Easy Car Leasing fleet has been leased to the same clients prior to 2012, throughout the entire 2012 fiscal year and continue into 2013 without breaking the rental.

     Our average fleet utilization during the 2012 fiscal year was 92% (including vehicles unable to be hired due to accident damage or mechanical failure). Our fleet utilization peaked at 95% during August, October and November 2012. Our lowest fleet utilization of 89%, 90%, and 88% were recorded during January, February and March 2012, respectively. These fluctuations are typical as foreigners take advantage of cheap post Christmas flights home and business owners will experience a slowdown in trade after the Christmas peak season.

     Our car rental fleet consists of cars manufactured by Seat (Leon, Ibiza, Altea and Exeo) and Skoda (Fabia). Seat and Skoda are owned by VAG (Volkswagen Audi Group) and are assembled in the country of the brand origin. Our Kangoo cars are manufactured by Renault. Our Doblo and Panda cars are manufactured by Fiat.

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
HOW DOES AUTOOASIS "EASY CAR LEASING" WORK?

     1)   The customer chooses their preferred vehicle
     2) The customer provides us with (a) current driving permit, (b) valid passport and (c) proof of address.
     3) A $200 security deposit is paid along with the first 28 day rental payment (payment in advance before taking the vehicle).
     4) The customer either (a) returns the vehicle at the end of the contract or (b) renews the contract for another 28 day period and so on for as long as the customer's wishes (payment taken before a new rental contract is executed).

     The customer can exchange for a larger, smaller, more economical vehicle at any time, according to their requirements (subject to availability).

     All insurance costs, maintenance costs, and a replacement vehicle (in the event of a breakdown or accident) are included in the rental price. The customer DOES NOT OWN the car at the end of the contract.

HOW AUTOOASIS "RENT TO OWN" WORKS?

     1. The customer chooses their preferred  vehicle.
     2. A 30% deposit (of the value of the car) is paid upfront; the balance is paid in 36 monthly PAYMENTS - THE DEPOSIT ACTS AS A "FILTER,"
          CONFIRMING THE CLIENT CAN (A) AFFORD THE CAR AND (B) GAIN "PRIDE OF OWNERSHIP," INSURING THE CLIENT WILL TREAT THE CAR WITH RESPECT.
     3. To be sure the vehicle is correctly insured, full insurance is provided by Arrow Cars at the customer's expense. The customer can choose to pay either annually or monthly (another income stream).
     4. To be sure the vehicle is correctly maintained, servicing and repairs are undertaken by Arrow Cars at the customer's expense. Payment is either when a service is performed or monthly in advance by signing a service schedule contract (another income stream).
     5. Upon receipt of the final payment, ownership of the vehicle is transferred to the customer.
     6. Once the rent to own contract has expired, the customer can choose to return the vehicle and collect another "new car" from the AUTOOASIS fleet and begin the rent to own process again. The value of returned "Rent to Own" vehicle will be assessed (mileage, condition, age, market value and cost of repairs, etc.) and the valuation total will be used toward the deposit required to begin a new Rent to Own contract. If the valuation is less than the initial 30% deposit (see number 2 above) the customer will be asked to supplement the difference. If the valuation is greater than the initial 30% deposit the extra amount will be deducted from the monthly rental payments (either a reduction in the total contract period or reduced monthly rental amounts. This will be the customer's choice). The returned car will be restored to a saleable condition and be "resold" under a new Rent to Own contract.

FUTURE OPERATIONS

     We are conducting a due diligence review and market analysis of opportunities for expanding our business to the United States, where our focus in on the State of Florida. Florida has remarkably similar demographics to Costa del Sol as there are several thousand British and other international citizens living in Florida on a semi-permanent basis and many people in Florida suffer from low credit scores due to substantial decline in the value of Florida real estate and general economic conditions. Many of these foreign visitors to Florida would be candidates for our long term rental program. When intend to open our first long term rental location in Florida during the second half of 2013, depending, of course, on the success of our offering of common stock. We believe we will need to raise the minimum $1,000,000 in this offering in order to launch our business in Florida.

MARKETING STRATEGY

SPAIN

     Our marketing strategy for Spain is to exploit the long term car rental business by marketing our rental program to:

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
     * The hundreds of thousands of Northern Europeans living and working for long term durations (yet, not permanently) on the Costa del Sol (Southern Spain), Costa Blanca (Eastern Spain) and in Barcelona and Madrid, Spain;
     * The many small and medium size companies in Spain in need of new, modern, efficient vehicles to carry out their business operations;
     * The increasing number of temporarily contracted workers in Spain who need vehicles on short notice and, more importantly, need the ability to return a vehicle to the rental company without penalty when their employment contracts expire;
     * Credit impaired individuals and small to medium businesses who need cars, but who may not qualify for conventional car leases or purchase financing; and
     * Individuals and small to medium businesses who are reluctant to, and fearful of, investing sizeable amounts of cash for car purchases or borrowing money to buy cars with sizeable amounts cash down payments that could be used for other purposes.

FLORIDA

     Our marketing strategy for Florida is to exploit the long term car rental business by marketing our rental program to:

     * The several hundred thousands of Northern Europeans living and working for long term durations (yet, not permanently) in Florida;
     * The many small and medium size companies in Florida in need of new, modern, efficient vehicles to carry out their business operations;
     * The increasing number of temporarily contracted workers and semi-permanent foreigners in Florida who need vehicles on short notice and, more importantly, need the ability to return a vehicle to the rental company without penalty when their employment contracts expire;
     * Credit impaired individuals and small to medium businesses who need cars, but who may not qualify for conventional car leases or purchase financing; and
     * Individuals and small to medium businesses who are reluctant to, and fearful of, investing sizeable amounts of cash for down payments for car purchases or borrowing money to buy cars with sizeable cash down payments that could be used for other purposes.

     As our U.S. business evolves, we may adjust our marketing strategy to exploit changing market conditions.

     We will market our long term rental services by emphasizing the major benefits of our AUTO OASIS "Easy Car Leasing," which are:

     1.   No major cash outlay for car purchase down payment;
     2.   No credit card costs, no depreciation, no debt and no risk;
     3.   No credit check;
     4.   Help to repair low credit scores;
     5. No maintenance, repairs or insurance bills to pay (aside from those covered in the car rental contract);
     6.   No long term commitment (28 day contracts only);
     7.   Drive a new car every year;
     8.   100% tax write off of rental expense in Spain for commercial renters;
     9. Mobile tire repair service (we send repair person and vehicle to client 24/7, within a 150 mile radius of our local offices; and
     10.  Competitive pricing.

     We will employ the above marketing strategy for our AUTOOASIS "Rent to Own" program with some minor variations. Many of our rent to own customers will be our long term rental customers, who decide to keep the vehicles they have enjoyed driving.

RISK MANAGEMENT - "RING FENCE" AND INSURANCE

     In order to safeguard our fleet of cars in our long term rental program and to protect our collateral in our rent to own program, we insure our cars against loss from accidents and theft. We also equip each car with an electronic tracking device. We call this device a "ring fence." Our "ring fence" devices act as safeguards against theft and allow us to keep track of the locations of our vehiciles; however, our "ring devices" do not ensure collectability of amounts owed to us for leased vehicles.

RING FENCE

     All of our vehicles are equipped with a "ring fence" electronic tracking facility that enables us to (i) track the position of each vehicle within 10 square meters (or 107 square feet) at any time and (ii) immobilize the vehicle remotely (when necessary and appropriate). The ring fence we use has several built in safeguards:

     1. Automatic alert if the vehicle leaves a designated area (i.e., crosses a country or state border);
     2. Automatic alert if the vehicle is moved without the engine running (i.e., if the car is being stolen using a vehicle transporter); and
     3. Automatic alert if the electronic tracking device is removed from the vehicle, which also automatically immobilizes the vehicle).

INSURANCE

     We insure each of vehicles against losses resulting from vehicular damage and theft. We acquire insurance policies from major insurance companies.

MARKETING METHODS

     We will use the following marketing methods to target each market sector;

     1. MEDIA MARKETING - Newspapers (Expatriate), Radio (Expatriate). (HOLIDAY HIRE, HIRE PURCHASE, OUTRIGHT PURCHASE)
     2. SEARCH ENGINE OPTIMIZATION - 2012 outsourced, from 2013 in house. (HOLIDAY HIRE, FLEXIBLE RENTING, LEASING, LEASE HIRE, HIRE PURCHASE, OUTRIGHT PURCHASE)
     3.   DIRECT SALES. (FLEXIBLE RENTING, LEASE HIRE, LEASING)
     4. BILLBOARD MARKETING. (HOLIDAY HIRE, FLEXIBLE RENTING, LEASE HIRE, LEASING, HIRE PURCHASE, OUTRIGHT PURCHASE)
     5. AGENCY (HOLIDAY) - We will employ the services of global, holiday car rental agencies. (HOLIDAY HIRE)
     6. AGENCY (RECRUITMENT) - We will employ the services of global employment agencies and provide vehicles for temporarily contracted employees provided by these agencies (FLEXIBLE RENTING, LEASE HIRE, LEASING)

OUR COMPETITION IN THE CAR RENTAL MARKETPLACE

     Competition in the car rental marketplace is fierce. In Spain, we compete with international car rental companies, regional car rental companies and regional auto sales companies and dealers. Our major competitors are "Northgate Renting Flexible", "Avis Rent A Car", "Goldcar Rent A Car", "Centauro Rent A Car", and "Safa Venta de Coches" (car sales). Many of our competitors have greater financial resources and infrastructure than we have at this time.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

     We have not historically been reliant on one or a few customers. None of our customers has provided 10% or more of income in any prior fiscal year. We feel that, because of the potential wide base of customers for our rental services, we will not rely on one or a few major customers.

OUR INTELLECTUAL PROPERTY

     We have no patents or trademarks. Our trade secrets, copyrights and our other intellectual property rights are important assets for us. We enter into confidentiality agreements with our employees and consultants and we generally control access to and distribution of proprietary information. These agreements generally provide that any confidential information developed by us or on our behalf be kept confidential. Further, we require all employees to execute written agreements assigning to us all rights in all inventions, developments, technologies and other intellectual property created by our employees.

     There are events that are outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our services are made available. Also, the efforts we have taken to protect our propriety rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights could be expensive and time consuming.

REGULATION

     We are subject to federal laws and regulations that relate directly or indirectly to our operations including securities laws. We will also be subject to common business and tax rules and regulations pertaining to the operation of our business.

     We also face risks associated with international data protection (i.e., customer lists and customer banking and credit card information). The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which, in turn, could have a material effect on our business.

RESEARCH AND DEVELOPMENT ACTIVITIES

     We have never engaged in research and development activities.

BUSINESS AND LEGAL DEVELOPMENTS REGARDING CLIMATE CHANGE

     We are not negatively impacted by existing laws and regulations regarding climate change.

ENVIRONMENTAL LAWS

     Our Spanish operations are not subject to any environmental laws other than local laws and regulations on disposal of used consumables (i.e., auto oil and transmissions fluid) and battery disposal. We anticipate that we will encounter similar laws and regulations in Florida and other countries and states where we may elect to conduct business in the future.

EMPLOYEES AND EMPLOYMENT AGREEMENTS

     We currently have two officers, Mr. Jeremy Dean Harris, our President and Chief Executive Officer, and Mr. Sergio Perez Conejo, our Chief Financial Officer. We have eight employees including our two officers. We have an employment agreement with Mr. Sergio Perez Conejo. Due to Mr. Jeremy Dean Harris' substantial equity ownership in the Company, the laws of Spain prohibit the Company from entering into an employment agreement with Mr. Harris.

DESCRIPTION OF PROPERTY

     We currently do not own any property. Our headquarters are located within a five minute drive of the Malaga International Airport in Malaga, Spain, where we operate from a 360 square meter (3,875 square feet), 2-story vehicle showroom and a 350 square meter (3,767 square feet) vehicle maintenance, repair and preparation center, which already has adequate room for our planned expansion. We lease this facility under a written lease agreement dated April 12, 2012, that will expire on May 31, 2013, and can be renewed through May 31, 2017. Our monthly lease expense for this facility is 2,500 Euros (approximately U.S. $3,565). We consider our current principal office space arrangement adequate assuming we raise between $1,000,000 and $2,000,000 in this offering. If we raise between $2,000,000 and $5,000,000, we believe we will need to move to a larger premises to fully implement our business plan.

LEGAL PROCEEDINGS

     We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us, except as follows:

     Arrow Cars SL previously contracted with Peter Stuart Rogers for him to provide certain services to Arrow Cars SL. On November 10, 2010, Arrow Cars SL unilaterally cancelled the contract with Mr. Rogers. In December, Mr. Rogers then filed an arbitration action against Arrow Cars SL claiming damages for the cancellation of the contract. The arbitration action was filed before the Arbitration & Settlement Office ("CMAC"), file numbers 12627/2010 and 12625/2010. The arbitration case was closed without agreement. As a consequence, Mr. Rogers filed a claim against Arrow Cars SL in the Malaga Employment Courts, with the same numbers. Prior to appearing in court, Arrow Cars SL and Mr. Rogers agreed privately that Arrow Cars SL would pay 18,500 Euros (U.S. $24,420) to Mr. Rogers, which has been paid. In addition, in the event Arrow Cars SL successfully raises 4 million Euros (U.S.$5,000,000) in a public offering in the United States, Arrow Cars SL will be obligated to pay an additional 100,000 Euros ($125,000) to Mr. Rogers, one half of which amount will have to be paid within 16 weeks after the Company receives $5,000,000 in the proceeds of this offering. The balance of 50,000 Euros will be payable to Mr. Rogers one year later.

     The Company believes that if it, in fact, raises the $5,000,000 pursuant to this offering, then it will owe 100,000 Euros (equivalent U.S. Dollars according to the exchange rate at the time such payments are due) to Mr. Rogers and the Company has included such payment in the Use of Proceeds section of this Prospectus. In the event the Company is unsuccessful in raising the $5,000,000 pursuant to this offering, the Company will not owe Mr. Rogers any additional money pursuant to the arbitration proceeding.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     Our directors will serve until their successors are elected and qualified. Our officers are elected by the board of directors to a term of one year and serve until their successor is duly elected and qualified, or until they are removed from office. Our board of directors has no nominating, auditing or compensation committees.

     The names, addresses, ages and positions of our officers and directors are set forth below:

                                First Year as
      Name              Age       Director                  Position
      ----              ---       --------                  --------
Jeremy Dean Harris      45          2012     President, Chief Executive Officer
                                             and Director

Sergio Perez Conejo     39          2012     Chief Financial Officer, Legal
                                             Director and Director

     The persons named above were elected to hold their offices until the next annual meeting of our stockholders.

JEREMY D. HARRIS

     Jeremy Harris became our President, Chief Executive Officer and a Director on April 4, 2012, following our acquisition of Arrow Cars SL. Mr. Harris was a co-founder of Arrow Cars SL in 2003. Arrow Cars SL was initially an unincorporated business owned by Mr. Harris and his wife, Beverly Harris. From 1998 to 2001 and 1989 to 1993, Mr. Harris worked for Car Bench International (a vehicle bodywork repair equipment company, sales and rentals), as a vehicle body jig demonstrator, where his duties included presenting, explaining and demonstrating complex vehicle auto body repair equipment to new and existing clients of Car Bench International, such as Ford Motor, General Motors, Mercedes and BMW. His experience with Car Bench International helped Jeremy develop a better knowledge of vehicle accident repairs and better communication and sales skills in dealing will manual laborers and company management. From 1985 to 1989, Jeremy was a self-employed in providing mechanical and body work repairs on vehicles.

SERGIO PEREZ CONEJO

     Sergio Perez Conejo, an attorney, has been the Legal Director of Arrow Cars SL since February 2008, where he has researched and organized the internal legal structure of Arrow Cars SL and its policies, licenses and permits as required by Spanish law for rental car businesses. Sergio has been instrumental in the negotiations with car dealers. From 2005 to 2008 when he joined Arrow Cars SL, Sergio was an attorney with the law firm of Anderson Abogados Asociados, based in Marbella (Costa del Sol), Spain, where he practiced law and managed a team of 25 attorneys, accountants and agency clerks, who were responsible for dealing with a database of around 5,000 clients and specializing in advice to non-resident individuals and companies regarding investment in Spain and its implications in civil, administrative and commercial law, as well as the execution of Foreign Court Resolutions in Spain. From 2003 to 2005, Sergio was an attorney with the law firm of GV & A Abogados based in Malaga (Costa del
Sol), Spain with three offices in Spain, where he worked with a team of 12 lawyers and managed their practice in civil, criminal, administrative and taxation law in collaboration with United Kingdom based law firms, and refined his skills in advising non-resident individuals and companies in real estate and other fields of investments in Spain. From 2000 to 2003, Sergio worked in the law department of Ros & Falcon, a construction company in Spain where he gained an extensive knowledge of foreign investment regulations in Spain and Spanish laws applicable to non-residents in Spain. In 1997, Sergio received his law degree from Malaga University in Malaga, Spain.

CONSULTANT

NICHOLAS PAUL HILL

     Nicholas Paul Hill is a part-time consultant to the Company where he advises the Company on such matters as investment and financial strategies without remuneration from the Company. From January 2010 until the present time, Mr. Hill has served as Executive Chairman of Planet Water, a United States based, non-profit, international development organization, focused on bringing clean water to the world's most disadvantaged communities through the installation of community-based water filtration systems and education programs on water, health and hygiene. From 1999 to 2008, Mr. Hill worked in various capacities with ITT Corporation, a diversified leading manufacturer of highly engineered critical components and customized technology solutions for growing industrial end-markets in energy infrastructure, electronics, aerospace and transportation. Mr. Hill began his ITT career at ITT's Electronic Components division, serving in a number of marketing, sales and production management roles in the United Kingdom before being named Vice President and General Manager of ITT Industries Cannon - Europe in June 1998. In 2003, Mr. Hill was made President of ITT's Jabisco Worldwide leisure marine business and received the prestigious Chairman's Award for Operational Excellence. In June 2004, Mr. Hill became President of ITT's Motion & Flow Control division. He became a Senior Vice President of ITT in October 2005, and served in such capacity until joining Arrow Cars SL as an investor and consultant in 2008.

DIRECTOR QUALIFICATIONS

     We do not have a formal policy regarding director qualifications. In the opinion of our Board of Directors, our Directors have sufficient business experience and integrity to carry out the Company's plan of operations. Jeremy Harris has been involved with vehicle rental for over nine years and is intimately familiar with the vehicle rental business in Spain. Sergio Perez Conejo has considerable legal experience and has worked for Arrow Cars since 2008. While none of our Directors has any experience in managing or serving on the Board of Directors of a public company, both of our Directors will rely heavily on professional consultants (PCAOB accounting firm and securities counsel) to help them with the Company's compliance with its future reporting obligations under the Securities Exchange Act 0f 1934, as well as the applicable rules and regulations of the Securities Act of 1933. In the event, the Company is successful in raising money under this offering, the Company will recruit additional members of the Board of Directors, some of whom may have public company experience.

ABSENCE OF INDEPENDENT DIRECTORS

     We do not have any independent directors and are unlikely to be able to recruit and retain any independent directors due to our small size and limited financial resources.

AUDIT COMMITTEE FINANCIAL EXPERT

     Although we have not established an Audit Committee, the functions of the Audit Committee are currently carried out by our Board of Directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

                             EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company to our executive officers and directors of the Company for services rendered during the periods indicated.

                           SUMMARY COMPENSATION TABLE

 Name and
 Principal                                            Stock          Option          All Other
 Position            Year(1)   Salary($)  Bonus($)   Awards($)(2)   Awards($)(3)   Compensation($)    Totals($)
 --------            ----      ---------  --------   ---------      ---------      ---------------    ---------
Jeremy D. Harris      2012      $33,902    $    0     $    0         $    0            $    0          $33,902
Chief Executive       2011      $32,796    $    0     $    0         $    0            $    0          $32,796
Officer, Director     2010      $33,850    $    0     $    0         $    0            $    0          $33,850

Sergio Perez Conejo   2012      $30,113    $    0     $    0         $    0            $    0          $30,113
Chief Financial       2011      $27,908    $    0     $    0         $    0            $    0          $27,908
Officer, Director     2010      $31,065    $    0     $    0         $    0            $    0          $31,065

     The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

STOCK OPTION AND OTHER COMPENSATION PLANS

     The  Company   currently  does  not  have  a  stock  option  or  any  other compensation plan and we do not have any plans to adopt one in the near future.

COMPENSATION OF DIRECTORS

     Our directors do not receive any compensation for serving as a member of our board of directors.

INDEMNIFICATION

     Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Florida.

     In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to Florida law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

                                       Number of Shares          Percentage of
 Name and Address                         before the            Ownership before
of Beneficial Owner                      Offering (1)           the Offering (1)
-------------------                      ------------           ----------------

Jeremy D. Harris                          17,550,000                 57.6%
Calle del Escritor Herrara
Santaolalla, No. 2
Malaga, Spain 29140

Nicholas P. Hill                           5,400,000                 17.7%
302 Cottonwood Court
Piermont, New York 10968 USA

Sergio Perez Conejo                        4,050,000                 13.3%
Calle del Escritor Herrara
Santaolalla, No. 2
Malaga, Spain 29140

Global Equity Partners PLC (2)             3,000,000                  9.8%
Al Habtoor Business Tower
Level 28, P.O. Box 29805
Dubai Marina, Dubai, U.A.E.

All officers and directors
as a group (2 persons)                    21,600,000                 70.9%

----------
1. The numbers and percentages set forth in these columns are based on 30,450,000 shares of common stock outstanding as of June 19, 2013. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.
2. These shares are beneficially owned by Peter Smith, President of Global Equity Partners PLC, who has sole disposition and voting power over these shares.

FUTURE SALES BY EXISTING STOCKHOLDERS

     A total of 30,450,000 shares of common stock are held by our present shareholders, all of which are "restricted securities," as defined in Rule 144 promulgated under the Securities Act of 1933.

     Rule 144 is not currently available for the resale of our restricted securities.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares if and when applicable restrictions against resale expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Our authorized capital stock consists of 100,000,000 shares of $.001 par value common stock. The holders of our common stock:

     * have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
     * are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
     * do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
     * are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

NON-CUMULATIVE VOTING

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

CASH DIVIDENDS

     As of the date of this Prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position and our general economic condition. It is our intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

WARRANTS AND OPTIONS

     We have no outstanding warrants or options to acquire our stock,

ANTI-TAKEOVER PROVISIONS

     There are no Florida anti-takeover provisions that our Board of Directors have adopted which may have the affect of delaying or preventing a change in control.

STOCK TRANSFER AGENT

     Our stock transfer agent is ClearTrust LLC, 16540 Pointe Village Drive, Suite 206, Lutz, Florida 33558 USA; telephone: (813) 235-4490.

REGISTRATION RIGHTS

     We have not granted registration rights to any person.

REPORTS TO SHAREHOLDERS

     We intend to furnish our shareholders with annual reports that will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for our most recent fiscal year.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Florida law does not require shareholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were ever listed on the NASDAQ, which is unlikely for the foreseeable future, require shareholders approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of Arrow Cars International Inc. , the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity and entrenchment of our management and possibly deprive the shareholders of opportunities to sell their shares of our common stock at prices higher then prevailing market prices.

SHAREHOLDER MATTERS

     As an issuer of "penny stock," the protection provided by the federal securities laws relating to forward-looking statements does not apply to us if our shares are considered to be penny stocks. Although the federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law. Such transactions require the approval of our board of directors.

     When Arrow Cars International Inc. acquired Arrow Cars S.L., we issued 17,500,000 shares of common stock to Jeremy D. Harris, our President

     Jeremy D. Harris is the personal guarantor on approximately $1,050,000 related to our secured loan, credit lines and leasing contracts. In addition, by virtue of Spanish law, Mr. Harris is jointly and severally liable on all of the Company's bank lines of credit and automobile leasing contracts.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the company, we have been advised by our special securities counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

                                     EXPERTS

     Our audited financial statements for the fiscal years ended December 31, 2012 and December 31, 2011, included in this prospectus have been audited by Labrozzi & Company, P.A. We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     WiseLaw, P.C., 9901 IH-10 West, Suite 800, San Antonio, Texas 78230, has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.
Mr. Wise is not a shareholder of the Company.

                       WHERE YOU CAN FIND MORE INFORMATION

     We  have  filed a  registration  statement  on  Form  S-1,  of  which  this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon completion of the registration, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q and 8-K, proxy statements and information statements under
Section 14 of the Exchange Act and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

     You may request, and we will voluntarily provide, a copy of our filings, including our annual report, which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address and telephone number:

     Arrow Cars International Inc., Calle del Escritor Herrera Santaolla No. 2, Malaga, Spain 29140; Tel.: 0034 952623297

                              FINANCIAL STATEMENTS

     The audited financial statements of Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL) for the fiscal years ended December 31, 2012, and December 31, 2011, commence on page F-1 and are included in this prospectus.

     The unaudited interim financial statements of Arrow Cars International Inc and subsidiary for the fiscal quarters ended March 31, 2013, and March 31, 2012 commence on page F-15 and are included in this prospectus.

                          Independent Auditor's Report

To the Shareholders

ARROW CARS INTERNATIONAL, INC.
Malaga, Spain

We have audited the accompanying consolidated balance sheets of Arrow Cars International, Inc. (Successor) and Arrow Cars S.L. (Predecessor) as of December 31, 2012 and December 31, 2011 respectively, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the two full fiscal periods (January to December 2012 and 2011) then ended. These financial statements are the responsibility of Arrow Cars International, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of - material - misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that - our - audits - provide - a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arrow Cars International, Inc. (Successor) as of December 31, 2012, and Arrow Cars S.L. (Predecessor) as of December 31, 2011, and the results of its consolidated operations and its cash flows for the two full fiscal periods then ended (January to December 2012 and 2011) in conformity with generally accepted accounting principles.


/s/ Labrozzi & Co., P.A.
-----------------------------------
Labrozzi & Co., P.A.
Miami, Florida
May 10, 2013

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                           Consolidated Balance Sheets

                                                                                    For the Years Ended December 31,
                                                                                        2012                 2011
                                                                                     ----------           ----------
                                                                                      Successor           Predecessor
                                     ASSETS

Cash                                                                                 $     6,198          $     7,517
Accounts receivable - trade                                                                7,940                5,997
Tax rebates receivable                                                                     3,617               12,391
Capital asset sales receivable, net of allowance for uncollectable accounts              258,754                   --
                                                                                     -----------          -----------
TOTAL CURRENT ASSETS                                                                     276,508               25,905
                                                                                     -----------          -----------
FIXED ASSETS
  Revenue earning equipment - cars, net of accumulated depreciation                      599,778              728,614
  Lease deposits                                                                           6,987               11,663
  Property and equipment, net of accumulated depreciation                                 14,730               12,090
  Guarantor deposits - related party                                                      89,656               88,121
  Guarantor deposits - third party                                                        22,676               22,288
                                                                                     -----------          -----------
TOTAL FIXED ASSETS                                                                       733,827              862,776
                                                                                     -----------          -----------

TOTAL ASSETS                                                                         $ 1,010,335          $   888,681
                                                                                     ===========          ===========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts Payable                                                                   $    47,682          $    48,580
  Deferred revenue - Capital asset sales                                                  44,042                   --
  Lines of credit                                                                        582,607              572,060
  Leasing contracts - current                                                            143,985               98,419
  Deposits on rental cars                                                                 21,770               22,478
  Due to shareholders                                                                     41,431               30,693
  Due to third parties                                                                    15,878               22,288
  Salaries payable                                                                         5,348                1,945
  Taxes payable                                                                           51,589               23,057
                                                                                     -----------          -----------
TOTAL CURRENT LIABILITIES                                                                954,332              819,520
                                                                                     -----------          -----------
LONG TERM LIABILITIES
  Secured loans                                                                           47,002               63,117
  Leasing contracts                                                                      267,399              261,714
                                                                                     -----------          -----------
TOTAL LONG TERM LIABILITIES                                                              314,401              324,831
                                                                                     -----------          -----------

TOTAL LIABILITIES                                                                      1,268,733            1,144,351
                                                                                     -----------          -----------
Common stock; 27,000,000 and 30,450,000 issued and outstanding
 as per December 31, 2011 and December 31, 2012 respectively                              30,450               27,000
Additional paid in capital                                                               145,145               65,095
Accumulated deficit                                                                     (423,390)            (347,765)
Other comprehensive (Loss) / Gain                                                        (10,603)                  --
                                                                                     -----------          -----------
TOTAL SHAREHOLDERS' DEFICIT                                                             (258,398)            (255,670)
                                                                                     -----------          -----------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                          $ 1,010,335          $   888,681
                                                                                     ===========          ===========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                      Consolidated Statement of Operations

                                                                            For the Years Ended December 31,
                                                                             2012                   2011
                                                                         ------------           ------------
                                                                           Successor             Predecessor
Revenues
Car Rental Income                                                        $   528,053            $   608,131
                                                                         -----------            -----------
TOTAL REVENUES                                                               528,053                608,131
                                                                         -----------            -----------

Cost of Rental Sales                                                         170,551                322,195

TOTAL COST OF SALES                                                          170,551                322,195
                                                                         -----------            -----------

GROSS PROFIT                                                                 357,502                285,936
                                                                         -----------            -----------
OPERATING EXPENSES
  General and Administrative                                                 405,971                409,943
  Depreciation                                                                50,249                161,489
                                                                         -----------            -----------
TOTAL OPERATING EXPENSES                                                     456,220                571,432
                                                                         -----------            -----------

LOSS BEFORE OTHER INCOME (EXPENSES)                                          (98,718)              (285,496)
                                                                         -----------            -----------

OTHER INCOME (EXPENSES)
  Auto Sales - Net (including Deferred Revenue)                               89,290                 (1,657)
  Bad debt expense                                                            13,618                     --
  Interest income                                                              2,878                     --
  Interest expense                                                            55,296                 29,815
  Exchange rate difference                                                       161                  1,639
                                                                         -----------            -----------
TOTAL OTHER INCOME AND (EXPENSES)                                             23,093                (33,111)
                                                                         -----------            -----------

NET LOSS BEFORE PROVISION FOR INCOME TAX                                     (75,625)              (318,607)
                                                                         -----------            -----------

PROVISION FOR INCOME TAXES                                                        --                     --
                                                                         -----------            -----------

Net loss                                                                 $   (75,625)           $  (318,607)
                                                                         ===========            ===========

BASIC AND DILUTED LOSS PER SHARE                                         $     (0.00)
                                                                         ===========

Basic and Diluted Weighted Average Number of Shares Outstanding           22,694,418
                                                                         ===========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                 Consolidated Statement of Stockholders' Deficit

                                           Common Stock        Additional                     Other         Total
                                      --------------------      Paid in      Accumulated  Comprehensive  Stockholders'
                                      Shares        Amount      Capital        Deficit     (Loss)/Gain      Defict
                                      ------        ------      -------        -------     -----------      ------

DECEMBER 31, 2010 (PREDECESSOR)     27,000,000     $ 27,000    $  65,095     $  (29,158)    $   1,639     $   64,576
                                    ----------     --------    ---------     ----------     ---------     ----------

Net Loss                                    --           --           --       (318,607)           --       (318,607)

Exchange rate gain / loss                   --           --           --             --        (1,639)        (1,639)
                                    ----------     --------    ---------     ----------     ---------     ----------

DECEMBER 31, 2011 (PREDECESSOR)     27,000,000       27,000       65,095       (347,765)     (255,670)
                                    ----------     --------    ---------     ----------     ---------     ----------

Common stock issued for services     3,000,000        3,000           --             --            --          3,000

Common stock sold at $0.20             450,000          450       89,550             --            --         90,000

Successor losses pre-Reverse
 Capitalization                             --           --       (9,500)            --            --         (9,500)

Net Loss                                    --           --           --        (75,625)           --        (75,625)

Other comprehensive Loss                    --           --           --             --       (10,603)       (10,603)
                                    ----------     --------    ---------     ----------     ---------     ----------
DECEMBER 31, 2012 (SUCCESSOR)       30,450,000     $ 30,450    $ 145,145     $ (423,390)    $ (10,603)    $ (258,398)
                                    ==========     ========    =========     ==========     =========     ==========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                             Statement of Cash Flows

                                                        For the Years Ended December 31,
                                                           2012                 2011
                                                        ----------           ----------
                                                         Successor           Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                              $  (75,625)          $ (318,607)
  Common stock issued for services                           3,000                   --
  Depreciation                                              50,249              161,489
  Bad Debt - Capital asset sales accounts                   13,618                   --
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Changes in Operating Assets and Liabilities:
    Accounts receivable - trade                             (1,943)             371,723
    Tax rebates receivable                                   8,774               10,093
    Capital asset sales receivable                        (272,373)                  --
    Lease deposit                                            4,675                  266
    Guarantor deposits - related party                      (1,535)               1,639
    Guarantor deposits - third party                          (388)              14,373
    Accounts payable                                          (898)            (118,140)
    Deferred revenue - Capital asset sales                  44,042                   --
    Deposits on rental cars                                   (707)              (3,406)
    Due to shareholders                                     10,738               15,282
    Due to third party                                      (6,410)             (14,374)
    Salaries payable                                         3,403              (11,290)
    Taxes payable                                           28,532               (2,533)
                                                        ----------           ----------
NET CASH USED IN OPERATING ACTIVITIES:                    (192,846)             106,515
                                                        ----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and Equipment                                    (2,640)              (1,323)
  Revenue Earning Assets - Cars                             78,588              (52,849)
                                                        ----------           ----------
NET CASH PROVIDED BY INVESTING ACTIVITIES:                  75,948              (54,172)
                                                        ----------           ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds - line of credit, net                            10,546                3,533
  Payments - Secured Loans                                 (16,115)              (9,601)
  Proceeds (Payments) - Leasing Contracts                   51,252              (56,044)
  Proceeds from common stock sold                           90,000                   --
  Additional paid in capital                                (9,500)                  --
                                                        ----------           ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES:                 126,183              (62,112)
                                                        ----------           ----------

Other comprehensive (Loss) / Gain                          (10,603)                  --
                                                        ----------           ----------

Net decrease in cash                                        (1,319)              (9,769)
                                                        ----------           ----------
Cash at Beginning of Year                                    7,517               17,286
                                                        ----------           ----------

Cash at End of the Period                               $    6,198           $    7,517
                                                        ==========           ==========
SUPPLEMENTARY CASH FLOW INFORMATION:
  Interest Paid                                         $   55,296           $   29,815
                                                        ==========           ==========
  Taxes Paid                                            $       --           $       --
                                                        ==========           ==========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


NOTE 1 BACKGROUND

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

     Arrow Cars International Inc. ("Successor", "Company", or "ACI") a private company, was organized under the laws of Nevada on March 8 2012. Arrow Cars SL ("ACSL" or "Predecessor") a private limited company, was organized under the laws of Spain on January 21, 2008. On April, 1, 2012, Arrow Cars SL executed a reverse recapitalization with Arrow Cars International Inc. See Note 3. ACI (Successor) is a holding company that conducts operations through its wholly owned subsidiary ACSL (Predecessor). The company's business model, described below, involves leasing and rent-to-own concepts Clients may go through a website called www.AutoOasis.com or walk-in to the offices to conduct transactions.

     The Company's brand name is AutoOasis and the vehicles are leased and/or sold under this identity. The process works as follows:

     1. A new vehicle is provided by the AutoOasis "Easy Car Leasing" service. For twelve months the vehicle will be used for longer term, flexible rentals of 28 day minimum duration periods. The client may extend the rental or return the car without penalty. This feature is for clients that do not wish to purchase the vehicle.
     2. Once the vehicle surpasses the "Easy Car Leasing" phase (12 to 36 month period), the Company transfers it to the Extended Leasing service and substantially "sells" the car under a rent-to-own 36 month contract.
     3. When the 36 month rent-to-own contract expires, the customer may either keep the vehicle as it will have been paid in full, or,
     4. Return the car to AutoOasis, using the vehicle as a deposit for a newer rent-to-own car and continue to pay monthly lease payments for an additional 36 months.
     5. Returned Extended Lease vehicles are restored and "re-sold" continuing the lease revenue for an additional 36 month term.

     On December 16, 2010, the Company executed an agreement with GEP Partners Plc., a public limited company based in the United Kingdom. GEP Partners agreed to act as financial advisor in assisting the Company to merge with a fully listed, compliant, and registered company listed on the OTCBB in the United States. In exchange, the Company agreed to pay $135,000 in fees and exchange 3,000,000 company's equity at a valuation of $0.001 per share. In March 2012, it was mutually agreed that the Company would be acquired by a private Florida corporation and subsequently file a registration statement with the SEC.

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


NOTE 2 BASIS OF PRESENTATION AND RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

BASIS OF PRESENTATION

     Arrow Cars International Inc and its fully owned subsidiary provide long term car rental services to businesses and consumers in Spain. The accompanying Financial Statements include the accounts and transactions of ACSL (Predecessor) and ACI (Successor).

     In presenting the Financial Statements in accordance with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

ACCOUNTING PRINCIPLES

     The Company's Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with an original maturity of three months or less. We maintain cash and cash equivalents at several Spanish financial institutions whereby the balances are not insured. However, we have not experienced any losses in such accounts and believe we are not exposed to any significant credit risks on such accounts. As of December 31, 2011 and December 31, 2012, there were no cash equivalents.

USE OF ESTIMATES AND ASSUMPTIONS

     The use of estimates and assumptions as determined by management is required in the preparation of the Financial Statements in conformity with GAAP. These estimates are based on management's evaluation of historical trends and other information available when the Financial Statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate. Actual results could differ from those estimates.

REVENUE EARNING EQUIPMENT

     Revenue   earning   equipment  is  carried  at  cost,  net  of  accumulated
depreciation. Depreciation for vehicles is calculated on a straight line basis according to GAAP and assumes a residual salvage value.

REVENUE RECOGNITION

     Revenue from newer vehicles leased from the Company, in conjunction with the shorter term leases, is recognized when the lease agreement is signed in conjunction with the following:

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


     *    Persuasive evidence of an arrangement exists.
     *    Delivery has occurred or services have been rendered.
     *    The seller's price to the buyer is fixed or determinable.
     * Collectability is reasonably assured using management's estimates and empirical evidence through various years of experience.

     In connection with the lease/purchase feature, revenue is recognized upon execution of the agreement which provides for non-refundable thirty-six month lease terms. Generally, the customer has the right to acquire title through payment of all required lease payments.

DEFERRED REVENUE

     The Company has made a provision for possible bad debt on the capital assets sold during the year 2012 hence deferring 10% of the revenues until such a time that the "Rent to Own" contracts are completely paid and title of the vehicle is passed over to the client.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company has made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account.

PROPERTY AND EQUIPMENT

     Property and equipment (including leasehold improvements) are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 20 years, or the lease term, if shorter. Useful lives are as follows:

             Buildings                                39 years
             Furniture, fixtures & equipment          3 to 10 years
             Capitalized software                     3 to 7 years
             Buses and support vehicles               4 to 15 years
             Revenue earning assets - Cars            1 to 4 years

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs its annual impairment assessment in the fourth quarter of each year at the reporting unit level. If the carrying value of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


     The Company assesses goodwill for such impairment by comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. When available and as appropriate, comparative market multiples and other factors are used to corroborate the discounted cash flow results.

     The Company also evaluates the recoverability of its other long-lived assets, including amortizable intangible assets, if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each segment. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.

ADVERTISING EXPENSES

     Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within general and administrative expense on our Statements of Operations, include radio, television, "yellow pages" and other advertising, Internet advertising and other promotions and were $13,609 and $11,238 in 2012 and 2011 respectively.

TAXES

     The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event the Company were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would adjust the valuation allowance, which would reduce the provision for income taxes.

     The Company  reports  revenues  net of any tax  assessed by a  governmental
authority   that  is  both   imposed   on  and   concurrent   with  a   specific
revenue-producing transaction between a seller and a customer.

LOSS PER COMMON SHARE

     Basic earnings (loss) per common share are based upon the weighted average number of common shares outstanding during each period presented. Diluted earnings per common share are based upon the weighted average number of common

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options at the beginning of the year, or for the period outstanding during the year for current year issuances.

NEW ACCOUNTING PRONOUNCEMENTS

     In September 2011, the FASB issued Accounting Standards Update 2011-08, Intangibles--Goodwill and Other (Topic 350): Testing Goodwill for Impairment ("ASU 2011-08"), which allows companies to waive comparing the fair value of a reporting unit to its carrying amount in assessing the recoverability of goodwill if, based on qualitative factors, it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permissible. The adoption of this standard is not expected to have a material impact on our consolidated statement of earnings, financial condition, and statement of cash flows or earnings per share.

     In  June  2011,  the  FASB  issued  Accounting  Standards  Update  2011-05,
Comprehensive Income (Topic 220): Presentation of Comprehensive Income ("ASU 2011-05"), which allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permissible. The adoption of ASU 2011-05 will not have a financial impact on our consolidated statement of earnings, financial condition, and statements of cash flows or earnings per share.

     In May 2011, the FASB issued Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. Early application is not permitted. The adoption of ASU 2011-04 will not have a material impact on our consolidated statement of earnings, financial condition, and statement of cash flows or earnings per share.

     From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of any other recently issued

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


standards that are not yet effective are either not applicable to us at this time or will not have a material impact on our consolidated financial statements upon adoption.

NOTE 3 REVERSE RECAPITALIZATION

     On April 1, 2012, the ACI (Successor) merged with ACSL (Predecessor), a private corporation, and ACSL became the surviving corporation, in a transaction treated as a reverse recapitalization. ACI did not have any material operations and majority-voting control was transferred to ACSL.

     In the recapitalization, ACI issued 27,000,000 shares of common stock in exchange for all of ACSL's 3,006 issued and outstanding shares of commons stock. For financial reporting purposes, the 3,006 shares have been recast to 27,000,000 shares in accordance with an exchange ratio of 8,982 for 1. The transaction resulted in ACSL's shareholders acquiring approximately 100% control.

     The transaction also required a recapitalization of ACSL. Since ACSL acquired a controlling voting interest, it was deemed the accounting acquirer, while ACI was deemed the legal acquirer. The historical financial statements of the Company are those of ACSL and of the consolidated entities from the date of recapitalization and subsequent.

     Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required. All share and per share amounts have been retroactively restated to the earliest periods presented to reflect the transaction.

NOTE 4 VEHICLES AND PROPERTY AND EQUIPMENT

     The Company's tangible assets at December 31 2011 and December 31 2012 consisted of the following:

                                                 December 31,       December 31,
                                                    2011               2012
                                                 ----------         ----------

Vehicles                                         $1,010,084         $  845,618
Property                                             15,113             17,805
                                                 ----------         ----------
Subtotal                                          1,025,197            863,423
                                                 ----------         ----------

Accumulated Depreciation Vehicles                   281,471            245,840
Accumulated Depreciation Property                     3,022              3,075
                                                 ----------         ----------
Subtotal                                            284,493            248,915
                                                 ----------         ----------

Net Value                                        $  740,704         $  614,508
                                                 ==========         ==========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


     Leased vehicles are carried at cost, net of accumulated depreciation. Depreciation for vehicles is provided using straight line method taking into consideration the estimated residual value at the expected date of disposition.

     Depreciation expense for December 31, 2012 and 2011 was 50,249 and $161,489 respectively.

NOTE 5 DEBT

A) DUE TO SHAREHOLDERS

     From time to time, the Company receives advances from shareholders in the normal course of business. As of December 31, 2011 and December 31, 2012 the Company owed shareholders $30,693 and $41,431 respectively. The advances are non-interest bearing, un-secured and due on demand.

B) DUE TO THIRD PARTY

     On April 15, 2010, the Company executed an agreement with a third party who provided personal guarantor loan collateral so the Company could secure financing for a fleet of cars. The third party offered his personal residence as collateral in exchange for 7% of the value of the house paid annually for three years. Monies owed as of December 31, 2011 and December 31, 2012 amounted to $22,288 and $15,878 respectively.

C) LOANS AND LINES OF CREDIT

     The Company's "Other debt" consists of a combination of leasing contracts, secured loans and letters of credit (overdraft facilities):

                                                 December 31,       December 31,
                                                    2011               2012
                                                 ----------         ----------
LEASING CONTRACTS
Banco Popular (various loans all maturing
 June 2, 2015 bearing 4.24% interest rate)        $227,803           $230,966
Bankinter (various loans maturing during 2014
 and 2015 with varying interest rates from
 3.19% to 3.96%                                    121,951            170,043
Banco Santander (maturing February 15, 2015
 bearing interest rate of 7.49%                     10,379             10,375
                                                  --------           --------
                                                  $360,133           $411,385
                                                  ========           ========
SECURED LOANS
Banco Popular                                       63,117             47,002
                                                  --------           --------
                                                  $ 63,117           $ 47,002
                                                  ========           ========
RENEWABLE LETTERS OF CREDIT
Bankinter - 0799 50 000032.7                       259,180            263,693
Bankinter - 0799 50 050111.4                       259,180            263,693
Banco Popular - 075 0953 0050 010449                53,700             55,176
                                                  --------           --------
                                                  $572,060           $582,561
                                                  ========           ========

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


NOTE 6 EQUITY

A) COMMON STOCK

     The Company has 100,000,000 authorized common shares and 30,450,000 issued and outstanding at March 31, 2013.

     The issuance of the common stock to date was as follows:

     On April 1, 2012, the Company issued 27,000,000 common shares to the shareholders of Arrow Cars SL (predecessor) as a result of the reverse recapitalization ($0.001 per share).

     On April 4, 2012, the Company issued 3,000,000 common shares for services rendered to the Company ($0.001 per share).

     On April 15, 2012, the Company issued 87,500 common shares at $0.20 per share to private placement investors.

     On April 20, 2012, the Company issued 75,000 common shares at $0.20 per share to private placement investors.

     On April 21, 2012, the Company issued 75,000 common shares at $0.20 per share to private placement investors.

     On May 9, 2012, the Company issued 25,000 common shares at $0.20 per share to private placement investors.

     On May 12, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On May 23, 2012, the Company issued 50,000 common shares at $0.20 per share to private placement investors.

     On May 24, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On June 1, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On June 15, 2012, the Company issued 50,000 common shares at $0.20 per share to private placement investors.

     On July 1, 2012, the Company issued 25,000 common shares at $0.20 per share to a private placement investor.

     On July 3, 2012, the Company issued 25,000 common shares at $0.20 per share to private placement investors.

    Arrow Cars International Inc (Successor) and Predecessor (Arrow Cars SL)
                        Notes to the Financial Statements
                           December 31, 2011 and 2012


NOTE 7 CAPITAL ASSET SALES AND CAPITAL ASSET SALES RECEIVABLE


     Once the vehicle surpasses the initial 12 to 36 month rental phase, the Company transfers it to the Extended Leasing service and substantially "sells" the car under a rent-to-own 36 month contract. When this vehicle is sold, it is taken out of inventory and amount receivable becomes receivable in 36 equal installments.

     The Company has made a provision for possible bad debt on the capital assets sold during the year 2012 hence deferring 10% of the revenues until such a time that the "Rent to Own" contracts are completely paid and title of the vehicle is passed over to the client.

     The Company has made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account.

NOTE 8 LEASES

     The Company executed a five year lease for its offices and a warehouse on December 1, 2009 expiring November 30, 2014. On April 30, 2012 this lease agreed was mutually rescinded and the Company entered into a new agreed to lease a different and larger premises. The Company executed a one year renewable up to five years lease for its new offices and a warehouse on May 12, 2012. The rental expense was $64,443 and $46,581 as of December 31, 2011 and 2012 respectively.

                   Arrow Cars International Inc and subsidiary
                           Consolidated Balance Sheets

                                                                                    March 31, 2013       December 31, 2012
                                                                                    --------------       -----------------
                                                                                      (Unaudited)             (Audited)
                                     ASSETS

Cash                                                                                 $     15,884           $      6,198
Accounts receivable - trade                                                                10,788                  7,940
Tax rebates receivable                                                                      3,411                  3,617
Capital asset sales receivable, net of allowance for uncollectable accounts               259,824                258,754
                                                                                     ------------           ------------
TOTAL CURRENT ASSETS                                                                      289,906                276,508
                                                                                     ------------           ------------
FIXED ASSETS
  Revenue earning equipment - cars, net of accumulated depreciation                       536,505                599,778
  Property and equipment, net of accumulated depreciation                                  14,326                  6,987
  Lease deposits                                                                            6,796                 14,730
  Guarantor deposits - related party                                                       87,193                 89,656
  Guarantor deposits - third party                                                         22,053                 22,676
                                                                                     ------------           ------------
TOTAL FIXED ASSETS                                                                        666,873                733,827
                                                                                     ------------           ------------

Total Assets                                                                         $    956,779           $  1,010,335
                                                                                     ============           ============

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts Payable                                                                   $     38,475           $     47,681
  Deferred revenue - Capital asset sales                                                   41,178                 44,042
  Leasing contracts - current                                                             105,875                143,985
  Lines of credit                                                                         562,447                582,607
  Deposits on rental cars                                                                  14,197                 21,770
  Due to shareholders                                                                      47,304                 41,431
  Due to third parties                                                                     11,887                 15,878
  Salaries payable                                                                          9,777                  5,348
  Taxes payable                                                                            70,267                 51,589
  Other current liabilities                                                                    38                     --
                                                                                     ------------           ------------
TOTAL CURRENT LIABILITIES                                                                 901,446                954,331
                                                                                     ------------           ------------
LONG TERM LIABILITIES
  Secured loans                                                                            41,391                 47,002
  Leasing contracts                                                                       258,198                267,400
                                                                                     ------------           ------------
TOTAL LONG TERM LIABILITIES                                                               299,589                314,402
                                                                                     ------------           ------------

TOTAL LIABILITIES                                                                       1,201,035              1,268,733
                                                                                     ------------           ------------
Common stock; 100,000,000 authorized; $0.001 par value;
 30,450,000 and 30,450,000 issued and outstanding as per
 March 31, 2013 and December 31, 2012 respectively                                         30,450                 30,450
Additional paid in capital                                                                145,145                145,145
Accumulated deficit                                                                      (431,677)              (423,390)
Other comprehensive (Loss) / Gain                                                          11,826                (10,603)
                                                                                     ------------           ------------
TOTAL SHAREHOLDERS' DEFICIT                                                              (244,256)              (258,398)
                                                                                     ------------           ------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                          $    956,779           $  1,010,335
                                                                                     ============           ============

                   Arrow Cars International Inc and subsidiary
                      Consolidated Statement of Operations

                                                        March 31, 2013         March 31, 2012
                                                        --------------         --------------
                                                          (Unaudited)            (Unaudited)
Revenues
  Car Rental Income                                      $    118,392           $    133,576
                                                         ------------           ------------
TOTAL REVENUES                                                118,392                133,576
                                                         ------------           ------------

Cost of Rental Sales                                           24,806                 23,800
                                                         ------------           ------------
TOTAL COST OF SALES                                            24,806                 23,800
                                                         ------------           ------------

GROSS PROFIT                                                   93,586                109,777
                                                         ------------           ------------
OPERATING EXPENSES
  General and Administrative                                   77,330                 97,983
  Depreciation                                                 10,362                 13,640
                                                         ------------           ------------
TOTAL OPERATING EXPENSES                                       87,692                111,623
                                                         ------------           ------------

LOSS BEFORE OTHER INCOME (EXPENSES)                             5,894                 (1,846)
                                                         ------------           ------------

OTHER INCOME (EXPENSES)
  Auto Sales - Net (including Deferred Revenue)                 9,557                 31,341
  Bad debt expense                                             12,992                     --
  Interest Income                                                 256                    267
  Interest Expense                                             11,001                 14,093
                                                         ------------           ------------
TOTAL OTHER INCOME AND (EXPENSES)                             (14,181)                17,515
                                                         ------------           ------------

NET LOSS BEFORE PROVISION FOR INCOME TAX                       (8,287)                15,669
                                                         ------------           ------------

PROVISION FOR INCOME TAXES                                         --                     --
                                                         ------------           ------------

Net loss                                                 $     (8,287)          $     15,669
                                                         ============           ============

BASIC AND DILUTED LOSS PER SHARE                         $      (0.00)          $       0.00
                                                         ============           ============

Basic and Diluted Weighted Average Number
 of Shares Outstanding                                     30,450,000             27,000,000
                                                         ============           ============

                   Arrow Cars International Inc and subsidiary
                 Consolidated Statement of Stockholders' Deficit

                                           Common Stock        Additional                     Other         Total
                                      --------------------      Paid in      Accumulated  Comprehensive  Stockholders'
                                      Shares        Amount      Capital        Deficit     (Loss)/Gain      Defict
                                      ------        ------      -------        -------     -----------      ------
DECEMBER 31, 2010                   27,000,000     $ 27,000     $  65,095    $  (29,158)     $  1,639     $   64,576
                                    ----------     --------     ---------    ----------      --------     ----------

Net Loss                                    --           --            --      (318,607)           --       (318,607)

Exchange rate gain / loss                   --           --            --            --        (1,639)        (1,639)
                                    ----------     --------     ---------    ----------      --------     ----------

DECEMBER 31, 2011                   27,000,000       27,000        65,095      (347,765)           --       (255,670)
                                    ----------     --------     ---------    ----------      --------     ----------

Common stock issued for services     3,000,000        3,000            --            --            --          3,000

Common stock sold at $0.20             450,000          450        89,550            --            --         90,000

Successor losses pre-Reverse
 Capitalization                             --           --        (9,500)           --            --         (9,500)

Net Loss                                    --           --            --       (75,625)           --        (75,625)

Other comprehensive Loss                    --           --            --            --       (10,603)       (10,603)
                                    ----------     --------     ---------    ----------      --------     ----------

DECEMBER 31, 2012                   30,450,000       30,450       145,145      (423,390)      (10,603)      (258,398)
                                    ----------     --------     ---------    ----------      --------     ----------

Net loss                                    --           --            --        (8,287)           --         (8,287)

Other comprehensive Loss                    --           --            --            --        22,429         22,429
                                    ----------     --------     ---------    ----------      --------     ----------

MARCH 31, 2013                      30,450,000     $ 30,450     $ 145,145    $ (431,677)     $ 11,826     $ (244,256)
                                    ==========     ========     =========    ==========      ========     ==========

                   Arrow Cars International Inc and subsidiary
                             Statement of Cash Flows

                                                             March 31, 2013      March 31, 2012
                                                             --------------      --------------
                                                               (Unaudited)         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $  (8,287)          $  15,669
  Common stock issued for services                                    --              (3,000)
  Depreciation                                                    10,362              13,640
  Bad Debt - Capital asset sales accounts                         12,992                  --
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Changes in Operating Assets and Liabilities:
    Accounts receivable - trade                                    2,848               3,995
    Tax rebates receivable                                          (206)             (1,171)
    Capital asset sales receivable                                 1,070              78,676
    Lease deposit                                                   (404)                347
    Guarantor deposits - related party                            (2,463)              2,618
    Guarantor deposits - third party                                (623)                662
    Accounts payable                                               9,206             (11,489)
    Deferred revenue - Capital asset sales                         2,864                  --
    Deposits on rental cars                                        7,573               3,962
    Due to shareholders                                           (5,872)             (1,056)
    Due to third party                                             3,991               7,469
    Salaries payable                                              (4,429)             (3,537)
    Taxes payable                                                (18,678)            (18,650)
    Other current liabilities                                        (38)                 --
                                                               ---------           ---------
NET CASH USED IN OPERATING ACTIVITIES:                             9,906              88,136
                                                               ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and Equipment                                            (192)              3,249
  Revenue Earning Assets - Cars                                  (50,682)             74,333
                                                               ---------           ---------
NET CASH PROVIDED BY INVESTING ACTIVITIES:                       (50,874)             77,582
                                                               ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds - line of credit, net                                  38,109             (21,702)
  Payments - Secured Loans                                         5,611               2,400
  Proceeds (Payments) - Leasing Contracts                         29,363            (138,123)
                                                               ---------           ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES:                        73,083            (157,425)
                                                               ---------           ---------

Other comprehensive (Loss) / Gain                                (22,429)              7,964
                                                               ---------           ---------

Net decrease in cash                                               9,686              16,258
                                                               ---------           ---------
Cash at Beginning of Year                                          6,198               7,517
                                                               ---------           ---------

Cash at End of the Period                                      $  15,884           $  23,775
                                                               =========           =========
SUPPLEMENTARY CASH FLOW INFORMATION:
  Interest Paid                                                $  11,001           $  14,093
                                                               =========           =========
  Taxes Paid                                                   $      --           $      --
                                                               =========           =========
  Allowance for bad debt                                       $  12,992           $      --
                                                               =========           =========

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


NOTE 1 BACKGROUND

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

     Arrow Cars International Inc. ("Successor", "Company", or "ACI") a private company, was organized under the laws of Nevada on March 8 2012. Arrow Cars SL ("ACSL" or "Predecessor") a private limited company, was organized under the laws of Spain on January 21, 2008. On April, 1, 2012, Arrow Cars SL executed a reverse recapitalization with Arrow Cars International Inc. See Note 3. ACI (Successor) is a holding company that conducts operations through its wholly owned subsidiary ACSL (Predecessor). The company's business model, described below, involves leasing and rent-to-own concepts Clients may go through a website called www.AutoOasis.com or walk-in to the offices to conduct transactions.

     The Company's brand name is AutoOasis and the vehicles are leased and/or sold under this identity. The process works as follows:

     1. A new vehicle is provided by the AutoOasis "Easy Car Leasing" service. For twelve months the vehicle will be used for longer term, flexible rentals of 28 day minimum duration periods. The client may extend the rental or return the car without penalty. This feature is for clients that do not wish to purchase the vehicle.
     2. Once the vehicle surpasses the "Easy Car Leasing" phase (12 to 36 month period), the Company transfers it to the Extended Leasing service and substantially "sells" the car under a rent-to-own 36 month contract.
     3. When the 36 month rent-to-own contract expires, the customer may either keep the vehicle as it will have been paid in full, or,
     4. Return the car to AutoOasis, using the vehicle as a deposit for a newer rent-to-own car and continue to pay monthly lease payments for an additional 36 months.
     5. Returned Extended Lease vehicles are restored and "re-sold" continuing the lease revenue for an additional 36 month term.

     On December 16, 2010, the Company executed an agreement with GEP Partners Plc., a public limited company based in the United Kingdom. GEP Partners agreed to act as financial advisor in assisting the Company to merge with a fully listed, compliant, and registered company listed on the OTCBB in the United States. In exchange, the Company agreed to pay $135,000 in fees and exchange 3,000,000 company's equity at a valuation of $0.001 per share. In March 2012, it was mutually agreed that the Company would be acquired by a private Florida corporation and subsequently file a registration statement with the SEC.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


NOTE 2 BASIS OF PRESENTATION AND RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

BASIS OF PRESENTATION

     Arrow Cars International Inc and its fully owned subsidiary provide long term car rental services to businesses and consumers in Spain. The accompanying Financial Statements include the accounts and transactions of ACSL (Predecessor) and ACI (Successor).

     In presenting the Financial Statements in accordance with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

ACCOUNTING PRINCIPLES

     The Company's Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with an original maturity of three months or less. We maintain cash and cash equivalents at several Spanish financial institutions whereby the balances are not insured. However, we have not experienced any losses in such accounts and believe we are not exposed to any significant credit risks on such accounts. As of March 31, 2013 and March 31, 2012, there were no cash equivalents.

USE OF ESTIMATES AND ASSUMPTIONS

     The use of estimates and assumptions as determined by management is required in the preparation of the Financial Statements in conformity with GAAP. These estimates are based on management's evaluation of historical trends and other information available when the Financial Statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate. Actual results could differ from those estimates.

REVENUE EARNING EQUIPMENT

     Revenue   earning   equipment  is  carried  at  cost,  net  of  accumulated
depreciation. Depreciation for vehicles is calculated on a straight line basis according to GAAP and assumes a residual salvage value.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


REVENUE RECOGNITION

     Revenue from newer vehicles leased from the Company, in conjunction with the shorter term leases, is recognized when the lease agreement is signed in conjunction with the following:

     *    Persuasive evidence of an arrangement exists.
     *    Delivery has occurred or services have been rendered.
     *    The seller's price to the buyer is fixed or determinable.
     * Collectability is reasonably assured using management's estimates and empirical evidence through various years of experience.

     In connection with the lease/purchase feature, revenue is recognized upon execution of the agreement which provides for non-refundable thirty-six month lease terms. Generally, the customer has the right to acquire title through payment of all required lease payments.

DEFERRED REVENUE

     The Company has made a provision for possible bad debt on the capital assets sold during the period ended March 31, 2013 hence deferring 10% of the revenues until such a time that the "Rent to Own" contracts are completely paid and title of the vehicle is passed over to the client.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company has made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account.

PROPERTY AND EQUIPMENT

     Property and equipment (including leasehold improvements) are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets, which may not exceed 20 years, or the lease term, if shorter. Useful lives are as follows:

             Buildings                                39 years
             Furniture, fixtures & equipment          3 to 10 years
             Capitalized software                     3 to 7 years
             Buses and support vehicles               4 to 15 years
             Revenue earning assets - Cars            1 to 4 years

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


IMPAIRMENT OF LONG-LIVED ASSETS

     The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs its annual impairment assessment in the fourth quarter of each year at the reporting unit level. If the carrying value of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

     The Company assesses goodwill for such impairment by comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. When available and as appropriate, comparative market multiples and other factors are used to corroborate the discounted cash flow results.

     The Company also evaluates the recoverability of its other long-lived assets, including amortizable intangible assets, if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each segment. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value.

ADVERTISING EXPENSES

     Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within general and administrative expense on our Statements of Operations, include radio, television, "yellow pages" and other advertising, Internet advertising and other promotions and were $3,724 and $4,651 at March 31, 2013 and 2012 respectively.

TAXES

     The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     The Company records net deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event the Company were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would adjust the valuation allowance, which would reduce the provision for income taxes.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


     The Company  reports  revenues  net of any tax  assessed by a  governmental
authority   that  is  both   imposed   on  and   concurrent   with  a   specific
revenue-producing transaction between a seller and a customer.

LOSS PER COMMON SHARE

     Basic earnings (loss) per common share are based upon the weighted average number of common shares outstanding during each period presented. Diluted earnings per common share are based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options at the beginning of the year, or for the period outstanding during the year for current year issuances.

NEW ACCOUNTING PRONOUNCEMENTS

     In September 2011, the FASB issued Accounting Standards Update 2011-08, Intangibles--Goodwill and Other (Topic 350): Testing Goodwill for Impairment ("ASU 2011-08"), which allows companies to waive comparing the fair value of a reporting unit to its carrying amount in assessing the recoverability of goodwill if, based on qualitative factors, it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permissible. The adoption of this standard is not expected to have a material impact on our consolidated statement of earnings, financial condition, and statement of cash flows or earnings per share.

     In  June  2011,  the  FASB  issued  Accounting  Standards  Update  2011-05,
Comprehensive Income (Topic 220): Presentation of Comprehensive Income ("ASU 2011-05"), which allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permissible. The adoption of ASU 2011-05 will not have a financial impact on our consolidated statement of earnings, financial condition, and statements of cash flows or earnings per share.

     In May 2011, the FASB issued Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. Early application is not permitted. The adoption of ASU 2011-04 will not have a material impact on our consolidated statement of earnings, financial condition, and statement of cash flows or earnings per share.

     From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of any other recently issued standards that are not yet effective are either not applicable to us at this time or will not have a material impact on our consolidated financial statements upon adoption.

NOTE 3 REVERSE RECAPITALIZATION

     On April 1, 2012, the ACI (Successor) merged with ACSL (Predecessor), a private corporation, and ACSL became the surviving corporation, in a transaction treated as a reverse recapitalization. ACI did not have any material operations and majority-voting control was transferred to ACSL.

     In the recapitalization, ACI issued 27,000,000 shares of common stock in exchange for all of ACSL's 3,006 issued and outstanding shares of commons stock. For financial reporting purposes, the 3,006 shares have been recast to 27,000,000 shares in accordance with an exchange ratio of 8,982 for 1. The transaction resulted in ACSL's shareholders acquiring approximately 100% control.

     The transaction also required a recapitalization of ACSL. Since ACSL acquired a controlling voting interest, it was deemed the accounting acquirer, while ACI was deemed the legal acquirer. The historical financial statements of the Company are those of ACSL and of the consolidated entities from the date of recapitalization and subsequent.

     Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required. All share and per share amounts have been retroactively restated to the earliest periods presented to reflect the transaction.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


NOTE 4 VEHICLES AND PROPERTY AND EQUIPMENT

     The Company's tangible assets at March 31 2013 and March 31 2012 consisted of the following:

                                          March 31, 2013          March 31, 2012
                                          --------------          --------------

Vehicles                                    $  776,425              $1,096,519
Property                                        17,316                   6,440
                                            ----------              ----------
SUBTOTAL                                       793,742               1,102,959
                                            ----------              ----------

Depreciation Vehicles                          239,920                 283,001
Depreciation Property                            2,990                   3,112
                                            ----------              ----------
SUBTOTAL                                       242,911                 286,113
                                            ----------              ----------

NET VALUE                                   $  550,831              $  816,846
                                            ==========              ==========

     Leased vehicles are carried at cost, net of accumulated depreciation. Depreciation for vehicles is provided using straight line method taking into consideration the estimated residual value at the expected date of disposition.

     Depreciation expense for the period ending March 31, 2013 and March 31, 2012 were $10,632 and $31,749 respectively.

NOTE 5 DEBT

A) DUE TO SHAREHOLDERS

     From time to time, the Company receives advances from shareholders in the normal course of business. As of March 31, 2013 and March 31, 2012 the Company owed shareholders $47,304 and $41,431 respectively. The advances are non-interest bearing, un-secured and due on demand.

B) DUE TO THIRD PARTY

     On April 15, 2010, the Company executed an agreement with a third party who provided personal guarantor loan collateral so the Company could secure financing for a fleet of cars. The third party offered his personal residence as collateral in exchange for 7% of the value of the house paid annually for three years. Monies owed as of March 31, 2013 and March 31, 2012 amounted to $11,887 and $14,819 respectively.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


C) LOANS AND LINES OF CREDIT

     The Company's "Other debt" consists of a combination of leasing contracts, secured loans and letters of credit (overdraft facilities):

                                                March 31, 2013    March 31, 2012
                                                --------------    --------------
LEASING CONTRACTS
Banco Popular (various loans all maturing
 June 2, 2015 bearing 4.24% interest rate)         $207,614          $289,618
Bankinter (various loans maturing during 2014
 and 2015 with varying interest rates from
 3.19% to 3.96%                                     149,847           197,618
Banco Santander (maturing February 15, 2015
 bearing interest rate of 7.49%                       6,612             9,954
                                                   --------          --------

                                                   $364,073          $497,191
                                                   ========          ========
SECURED LOANS
BANCO POPULAR                                        41,392            60,722
                                                   --------          --------

                                                   $ 41,392          $ 60,722
                                                   ========          ========
RENEWABLE LETTERS OF CREDIT
Bankinter - 0799 50 000032.7                        256,450           266,880
Bankinter - 0799 50 050111.4                        256,450           266,880
Banco Popular - 075 0953 0050 010449                 49,935            60,048
                                                   --------          --------

                                                   $562,835          $593,808
                                                   ========          ========

NOTE 6 EQUITY

A) COMMON STOCK

     The Company has 100,000,000 authorized common shares and 30,450,000 issued and outstanding at March 31, 2013.

     The issuance of the common stock to date was as follows:

     On April 1, 2012, the Company issued 27,000,000 common shares to the shareholders of Arrow Cars SL (predecessor) as a result of the reverse recapitalization ($0.001 per share).

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


     On April 4, 2012, the Company issued 3,000,000 common shares for services rendered to the Company ($0.001 per share).

     On April 15, 2012, the Company issued 87,500 common shares at $0.20 per share to private placement investors.

     On April 20, 2012, the Company issued 75,000 common shares at $0.20 per share to private placement investors.

     On April 21, 2012, the Company issued 75,000 common shares at $0.20 per share to private placement investors.

     On May 9, 2012, the Company issued 25,000 common shares at $0.20 per share to private placement investors.

     On May 12, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On May 23, 2012, the Company issued 50,000 common shares at $0.20 per share to private placement investors.

     On May 24, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On June 1, 2012, the Company issued 12,500 common shares at $0.20 per share to a private placement investor.

     On June 15, 2012, the Company issued 50,000 common shares at $0.20 per share to private placement investors.

     On July 1, 2012, the Company issued 25,000 common shares at $0.20 per share to a private placement investor.

     On July 3, 2012, the Company issued 25,000 common shares at $0.20 per share to private placement investors.

NOTE 7 CAPITAL ASSET SALES AND CAPITAL ASSET SALES RECEIVABLE

     Once the vehicle surpasses the initial 12 to 36 month rental phase, the Company transfers it to the Extended Leasing service and substantially "sells" the car under a rent-to-own 36 month contract. When this vehicle is sold, it is taken out of inventory and amount receivable becomes receivable in 36 equal installments.

                   Arrow Cars International Inc and subsidiary
                        Notes to the Financial Statements
                        March 31, 2013 and March 31, 2012


     The Company has made a provision for possible bad debt on the capital assets sold during the period ended March 31, 2013 hence deferring 10% of the revenues until such a time that the "Rent to Own" contracts are completely paid and title of the vehicle is passed over to the client.

     The Company has made a provision for possible non collectability of the capital asset sales receivable and allocated 5% of these receivables to an allowance account.

NOTE 8 LEASES

     The Company executed a five year lease for its offices and a warehouse on December 1, 2009 expiring November 30, 2014. On April 30, 2012 this lease agreed was mutually rescinded and the Company entered into a new agreed to lease a different and larger premises. The Company executed a one year renewable up to five years lease for its new offices and a warehouse on May 12, 2012. The rental expense was $9,617 and $16,376 as of March 31, 2013 and March 31, 2012 respectively.

     We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Arrow Cars International Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

     *    except the common stock covered by this prospectus
     * in any jurisdiction in which the distribution, offer or solicitation is not authorized
     * in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
     * to any person who is not a United States resident or who is outside the jurisdiction of the United States

     The delivery of this prospectus or any accompanying sale does not imply that:

     * there have been no changes in the affairs of Arrow Cars International Inc. after the date of this prospectus; or
     * the information contained in this prospectus is correct after the date of this prospectus.

     During the 180 days  following  the date of this  prospectus,  all  dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                   PROSPECTUS

                        12,500,000 SHARES OF COMMON STOCK

                          ARROW CARS INTERNATIONAL INC.

                                  JULY 11, 2013